An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state.

PRELIMINARY OFFERING CIRCULAR
SUBJECT TO COMPLETION, DATED JUNE 28, 2019

DIGATRADE FINANCIAL CORP.
Up to 500,000,000 Shares
of Common Stock
US $5,000,000

Digatrade Financial Corp., a British Columbia corporation (the “Company,” “we,” “us,” and “our”), is offering up to 500,000,000 shares of common stock for $0.01 per share, for gross proceeds to the Company of up to $5,000,000, before deduction of offering expenses, assuming all shares are sold. There is no minimum aggregate offering amount, but we will impose a minimum purchase requirement of $1,000 per investor to participate in the offering, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. We may sell significantly fewer shares of common stock than the maximum amount offered hereby. At a closing, the proceeds will be distributed to the Company and the associated shares will be issued to investors. If there are no closings, the investments for this offering will be promptly returned to investors, without deduction and without interest.

All shares will be offered on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this offering, the Company may immediately conduct a closing, deposit said proceeds into the bank account of the Company, as applicable, and use the proceeds of such closing in accordance with the “Use of Proceeds” on page 15 and “Securities Being Offered” on page 27.

Shares offered by the Company will be sold by our directors and executive officers on behalf of the Company. We may also elect to engage licensed broker-dealers to act as sales agents in this offering. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis.

We expect to commence the offering on the date on which the offering statement of which this offering circular is a part is qualified by the Securities and Exchange Commission (“SEC”) and will terminate one year thereafter or once all offered securities are sold, whichever occurs first. Notwithstanding the foregoing, the Company may extend the offering by an additional 90 days or terminate the offering at any time.

Our common stock is not now listed on any U.S. national securities exchange; however, our stock is quoted on the OTC Markets Group Inc.’s OTC "Pink" marketplace under the trading symbol “DIGAF”. There is currently only a limited market for our securities. There is no guarantee that our securities will ever trade on any listed exchange.

This offering is being made pursuant to Tier 2 of Regulation A following the “Offering Circular” disclosure format.

Title of each class of securities to be registered	Amount maximum to be registered	Price to public	Proposed maximum aggregate offering price	Commissions and discounts (1)	Proceeds to issuer (2)
Common Stock	$500,000,000	0.01	$5,000,000	$0	$5,000,000

(1)We may offer shares through registered broker dealers, although at this time, we have not determined if we will require these services, and therefore have not selected such a selling agent.

(2)We estimate that our total expenses for this offering will be $100,000.  See “Plan of Distribution.”

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 5.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

1500 West Georgia Street, Suite 1300
Vancouver, British Columbia, Canada, V6C 2Z6
+1(604) 200-0071
www.digatradefinancial.com

Offering Circular Date: June 28, 2019

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary Information,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this offering circular constitute forward-looking statements.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements  by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology. You should not place undue reliance on forward looking statements.  The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements.

Although the forward-looking statements in this offering circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements updating our forward-looking statements.

SUMMARY INFORMATION

This summary highlights some of the information in this offering circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire offering circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” refer to Digatrade Financial Corp.

The Company

Digatrade Financial Corp., a British Columbia corporation, is a financial technology (FinTech) services company. The Company has been focused on the financial technology industry since 2015. During that time, the Company has pursued several different areas of business including blockchain development services, transaction services for crypto-currencies (e.g. Bitcoin) and other related financial services technologies. Effective October 17, 2018 the Company closed its online retail trading platform but will continue to evaluate opportunities and continue with research in digital-asset trading for prospective institutional customers while continuing to seek new opportunities within the blockchain and the financial technology services (non-trading) sector. See “Corporate History” below for a discussion of historical operations.

On February 26, 2019, the Company executed a definitive agreement (the “Securter Agreement”) with Securter Inc., a private Canadian Corporation (“Securter”) that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing. Securter technology reduces immense losses by financial institutions and merchants that arise from fraudulent credit card use and protects cardholder privacy by eliminating the distribution of personal information to third parties. With the current worldwide surge in online commerce expected to continue for years to come, the problem of credit card security is large and growing.

Pursuant to the terms of the Securter Agreement, the parties agreed to form a subsidiary of Digatrade, Securter Systems, Inc. (“Securter Systems”), and assign all of the assets and intellectual property of Securter into Securter Systems. Securter Systems has been created to launch and commercialize the Securter technology under Digatrade.

The Securter Agreement with Securter sets out that Securter’s technology will be launched and commercialized under Securter Systems as a Digatrade subsidiary. The consummation of the Securter Agreement is subject to certain milestone events, including the contribution of capital by Digatrade to Securter Systems which it plans to raise in this offering.

Securter Systems

Securter Systems is a newly-formed subsidiary of Digatrade. The name Securter describes both the technology itself and Securter Systems that is developing a proprietary payment platform that increases the security of credit card holder information and enhances the authentication of online credit card purchases. These enhancements help online merchants and banks significantly reduce Card-Not-Present (“CNP”) fraud. CNP Fraud losses are estimated at over $6 Billion annually in North America.

Securter Systems may also reduce the costs associated with Payment Card Industry Data Security Standard (PCI DSS) compliance. PCI DSS is a payments industry processing protocol for organizations that handle credit cards which is mandated by card brands administered by the Payment Card Industry Security Standards Council.
Securter Systems technology, which is now patent pending, focuses on cardholder identification for transaction verification which may help ease the ongoing validation of PCI DSS compliance which is performed frequently – often each quarter.

Following EMV (a credit card cooperative association) technology migration to reduce counterfeit fraud at “point of sale” (POS), criminals are currently able to steal credit card information from personal computers & open public networks. Securter Systems has researched and is developing the software and hardware of a next generation of online user authentication that is based on remote processing of EMV/smart credit/debit cards. Securter Systems’ payment platform adapts and extends conventional and existing methods, by going beyond the most reliable EMV technology (currently intended for physical Point of Sales / POS) to secure EMV online payments as well.

The research and development is related to the cyber-security field, in order to provide robust system architecture without dependence upon any kind of personal computer vulnerabilities. This is possible because all operations are performed on two trusted sides – the bank side and a smart-card secured microprocessor. This eliminates the need for costly risk management by intermediate servers (that is the norm today).

Corporate History

The Company was originally incorporated under the name Black Diamond Holdings Corporation on December 28, 2000. On June 26, 2007, the Company changed its name from Black Diamond Holdings Corporation to Black Diamond Brands Corporation. On November 21, 2008 the Company changed its name to Rainchief Energy Inc. and on February 19, 2015 to Bit-X Financial Corporation. On October 27, 2015 the Company changed its name to Digatrade Financial Corporation.

On March 31, 2015, the Company entered into an agreement with Mega Ideas Holdings Limited, dba ANX (“ANXPRO and ANX International”), a company incorporated and existing under the laws of Hong Kong. ANX owns a proprietary trading platform and provides operational support specializing in blockchain development services and exchange and transaction services for crypto-currencies e.g. Bitcoin and other digital assets. Effective October 17, 2018 the Company closed the online retail trading platform and shared liquidity order book with ANX International owing to low transaction volumes. The Company will continue to evaluate opportunities and continue with research and development related services in the digital-asset industry for prospective institutional customers while continuing to seek new opportunities within the blockchain and the financial technology sector unrelated to facilitating trading activities.

Organizational Structure

As of the date of this report the Company has four wholly-owned subsidiaries, Digatrade Limited (a British Columbia corporation), Digatrade Limited (a Nevada corporation), Digatrade (UK) Limited (a United Kingdom corporation) and Securter Systems Inc., (a Canadian Federal Corporation).

Corporate Information

Our principal executive offices are located at 1500 West Georgia Street, Suite 1300, Vancouver, British Columbia, Canada, V6C 2Z6. Our telephone is +1(604) 200-0071. The address of our website is www.digatradefinancial.com. Information contained on or accessible through our website is not a part of this offering circular and should not be relied upon in determining whether to make an investment decision.

The Company is currently authorized to issue an unlimited number of shares of common stock without par value and 1,100,000 Class “B” Common Shares which are non-participating, voting (voting right of 1,000 votes per share) without par value. As of June 21, 2019, the Company had 302,251,877 shares of common stock and 1,100,000 shares of Class “B” Common Shares issued and outstanding.

The Company’s securities are currently quoted on the OTC Markets Group Inc.’s OTC "Pink" marketplace under the symbol “DIGAF.” The Company is a reporting issuer under Form 20-F (Foreign Private Issuer).

The Offering

Issuer in this Offering:	Digatrade Financial Corp.

Securities offered:	Common stock

Common Stock to be outstanding before this Offering:	302,252,877 shares

Common Stock to be outstanding after this Offering:	802,252,877 shares, assuming the maximum amount of shares are sold.

Price per share:	$0.01

Maximum Offering amount:
$5,000,000, assuming the maximum amount of shares are sold by the Company. The minimum investment established for each investor is $1,000, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. There is no minimum aggregate offering amount, and we may sell significantly fewer shares than the maximum amount offered hereby.

Use of proceeds:
We estimate that the net proceeds to us from this offering, after deducting fees and estimated offering expenses, will be approximately $4,900,000, assuming the maximum amount of shares offered by us are sold.

We intend to use a substantial portion of such net proceeds from this offering for general working capital purposes, which such working capital will principally be allocated towards the development of the Securter technology, as described in this offering circular. Our management will have broad discretion over how these proceeds are used. For additional information, see “Use of Proceeds.”

Dividend policy:
Holders of our common stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We do not intend to pay dividends for the foreseeable future. Our ability to pay dividends to our stockholders in the future will depend on regulatory restrictions, liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our board of directors. For additional information, see “Dividend Policy.”

Risk factors:	Investing in our common stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

RISK FACTORS

In addition to the other information provided in this offering circular, we are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.  You should carefully consider the risks discussed in this section in evaluating our business and before purchasing any of our common stock.

Risks Related to the Business

We have a history of operating losses and need additional capital to implement our business plan.

For the year ended December 31, 2018, we recorded a net loss of from operations of $1,122,820 as compared to a net loss of $674,520 for the year ended December 31, 2017. The financial statements have been prepared using IFRS principles applicable to a going concern. However, as shown in note 1 to the consolidated financial statements for the year ended December 31, 2018, our ability to continue operations is uncertain.

We continue to incur operating losses, and have a consolidated deficit of $6,298,938 as at December 31, 2018. Operations for the year ended December 31, 2018 have been funded primarily from the issuance of share capital, debt financing and the continued support of creditors. Historically, we have met working capital needs primarily by selling equity to Canadian residents, raising debt finance and from loans (including loans from relatives of principal shareholders).

We estimate that we will require at least $3,000,000 to further fund the development of a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing, reducing financial losses being experienced by financial institutions and merchants from fraudulent credit card use, while also better protecting cardholder privacy. A full implementation of our business plan will be delayed until the necessary capital is raised.

We cannot predict when or if we will produce revenues.

We have not generated any revenue to date from operations. In order for us to continue with our plans and open our business, we must raise capital. The timing of the completion of the milestones needed to commence operations and generate revenues is contingent on the success of this raise. There can be no assurance that we will generate revenues or that revenues will be sufficient to maintain our business.

Our entry into the development of a secure mobile application for card not present “CNP” transaction business may not be successful and there are risks attendant on these activities.

 The Financial Technology “FinTech” business is extremely competitive. There are many companies, large and small entering the market with the capital to develop and create new innovative applications resulting in a highly competitive and fast-moving environment. Even with capital and technical expertise, industry, political and compliance risks are significant. Regulatory compliance and the overall ecosystem for secure online payments is extremely complex and not yet fully defined by governments and financial institutions worldwide. We may not be able to finance our business plan and marketing plan, there is no assurance that our entry into this business will be successful.

Cybersecurity risks associated with the FinTech industry are becoming increasingly challenging and we may be unable to meet future regulatory requirements related to data protection and privacy.

Cybersecurity is becoming increasingly challenging with the growth in the number of hackers and financial stalkers seeking opportunities to disrupt operations and/or extort funds from persons or companies whose cybersecurity measures were unable to prevent malicious data harvesting and misuse.  We cannot guarantee that all such attempts shall be defeated, nor that our intellectual property shall remain beyond the reach of parties seeking proprietary insights. Data protection and privacy is never absolute, regardless of method(s) used.  Independent of any 3rd party malicious intent referred to above, there is a risk that despite best efforts our data protection and privacy shall not meet a future regulatory definition of a reasonable standard, if it is imposed or “expected” retroactively.  Information at risk may or may not be financial in nature and may or may not be our own information.  We do not have sufficient resources to evaluate all possible outcomes, or all possible measures that we could take now, or could have taken in the past, to attain an even higher level of diligence and care than we are taking presently.

Regulatory compliance in the FinTech sector is evolving.  We are unable to guarantee that we will be able to proceed with all desired plans if the regulatory environment changes in a manner that undermines existing business plans.  Such regulations have an impact in every country in which we will be deriving revenue from licensing or by any other commercial mechanism.

We may be unable to meet growth Open Source technology trends which could have a detrimental impact on our business.

Open source software compliance and vulnerability management has become an area of risk due to the expanding scope of this realm of software.  We cannot ensure that we will at all times fully understand the state-of-the-art standing of every aspect of our own development goals until such time that a sufficient expenditure of time, money and effort has been made to understand all open source material and trends, and their relevance to our own interests.

Customers may not adapt to our new technology which may affect our ability to generate revenues in the future.

Culture risk emerges when our organization interfaces with financial institutions as our customers.  We do not know in advance whether all our customers will be willing to make changes, if necessary, to accommodate protocols that arise from the adoption of our technology, or incompatibility that may arise from the nature of our software development methods, including our approach to FinTech problem solving.

Reliance on systems governance on third party transactions may risk compliance issues.

Governance for intelligent automation is of increasing importance in business activity that is characterized by a large number of small-dollar-value transactions.  Our revenue model requires sharing of transaction fees for commerce that, in aggregate, may represent millions or even hundreds of millions of consumer transactions.  We may therefore need to rely upon systems-governance more than individual situational oversight where third party transactions are concerned.  This may mean that non-compliance of some type may come to light too late to remedy in the immediate tense and may therefore only be correctable with systemic adjustment for the future.

FinTech is an emerging industry that may be subject to changes in accounting standards in the future the adoption of which may require time for our business to adjust.

New accounting standards in the category of FinTech sector businesses may be introduced over time and have a bearing on our planning, execution and reporting in respect of issues that have hitherto been satisfactory and understood, but may require a period of transition to grasp implications at the strategic level and communicate same to shareholders effectively.

Use of data and analytics in our internal audit may become more complex as metadata becomes increasingly important to our analyses.  It is not known whether the effect upon our internal practices of new analytics will remain permissible from the perspective of third-party audits occurring after-the-fact.

Our use of Cloud computing, data storage and/or cloud collaboration may not conform to future operational “best practices.”

Transitioning to and operating “in the cloud” is a matter whose risks and rewards are subject to conflicting strategies even amongst companies who otherwise are considered to have best practices, operationally.  It is not knowable in advance whether our own policies regarding the use of cloud computing, cloud data storage or cloud collaboration in our use of information, our sharing of information and our design of proprietary information assets will conform to a future interpretation of “best practices”, after cloud eco-system techniques and their implications are better understood.

We rely on third party service providers which we may not be able to control. This subjects us to risks for failure of performance in development of our business plan.

We will at all times in the pursuit of our goals rely on at least some expertise that is external to our company.  Despite best efforts to vet the competency of service providers, it will not be possible to fully appreciate the quality of their contribution until after-the-fact, which may in some instances require second attempts, corrections or new directions.  We shall always seek to mitigate our risk and liability arising from any failures of performance that may arise; however, it is not possible to quantify this in financial terms or predict it in operational terms.  The risk in our development work is inherently high and does not diminish over time as we will continually focus on customer problems that require new solutions yet to be created.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our key executive and chairman, Brad Moynes. Mr. Moynes functions as our chairman and executive officer, and as such, we are heavily dependent upon him to conduct our operations. In 2018, the Company added two additional directors which now brings the board to four directors. We do not have key man insurance. If Mr. Moynes resigns or dies, there could be a substantial negative impact upon our operations. If that should occur, until we find other qualified candidates to become officers and/or directors to conduct our operations, we may have to suspend our operations or cease operating entirely. In that event, it is possible you could lose your entire investment.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property rights, including those related to Securter technology, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to protect our proprietary technology. We rely on patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. There can be no assurance these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. For example, the laws of certain countries in which our products may be licensed may not protect our proprietary rights to the same extent as the laws of Canada or the United States. In addition, third parties may seek to challenge, invalidate or circumvent our intellectual property, or applications for same. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. In each case, our ability to compete could be significantly impaired. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance we will be successful in such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Claims by others that we infringe their intellectual property rights could harm our business.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. Third parties may in the future assert claims of infringement of intellectual property rights against us or against our customers for which we may be liable. As the number of service providers and competitors in our market increases and overlaps occur, infringement claims may increase.

Intellectual property claims against us, and any resulting lawsuits, may result in our incurring significant expenses and could subject us to significant liability for damages and invalidate what we currently believe are our proprietary rights. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how could have a material adverse effect on our business. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have a material adverse effect on our business.

These claims, regardless of their merits or outcome, would likely be time consuming and expensive to resolve and could divert management’s time and attention.

We are generally obligated to indemnify our end-customers for certain expenses and liabilities resulting from intellectual property infringement claims regarding our software products, which could force us to incur substantial costs.

We have agreed, and expect to continue to agree, to indemnify our end-customers for certain intellectual property infringement claims regarding our software products. As a result, in the case of infringement claims against these end-customers, we could be required to indemnify them for losses resulting from such claims or to refund amounts they have paid to us. Our end-customers in the future may seek indemnification from us in connection with infringement claims brought against them. We will evaluate each such request on a case-by-case basis and we may not succeed in refuting all such claims. If an end-customer elects to invest resources in enforcing a claim for indemnification against us, we could incur significant costs disputing it. If we do not succeed in disputing it, we could face substantial liability.

Risks Related to this Offering and Our Stock

The market price of our shares may fluctuate significantly.

The market price and liquidity of the market for shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. Some of the factors that could negatively affect the market price of our shares include:

●
our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

●
equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

●
loss of a major funding source;

●
actual or anticipated accounting problems;

●
changes in market valuations of similar companies;

●
adverse market reaction to any indebtedness we incur in the future;

●
speculation in the press or investment community;

●
price and volume fluctuations in the overall stock market from time to time;

●
general market and economic conditions, and trends including inflationary concerns, the current state of the credit and capital markets;

●
significant volatility in the market price and trading volume of securities of companies in our sector, which are not necessarily related to the operating performance of these companies;

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changes in law, regulatory policies or tax guidelines, or interpretations thereof;

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operating performance of companies comparable to us; and

●
short-selling pressure with respect to shares of our shares generally.

As noted above, market factors unrelated to our performance could also negatively impact the market price of our shares. One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities increase.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our products and services.

If we have to raise capital by selling securities in the future, your rights and the value of your investment in the Company could be reduced.

If we issue debt securities, the lenders would have a claim to our assets that would be superior to the stockholder rights. Interest on the debt would increase costs and negatively impact operating results. If we issue more common stock or any preferred stock, your percentage ownership will decrease and your stock may experience additional dilution, and the holders of preferred stock (called preference securities in Canada) may have rights, preferences and privileges which are superior to (more favorable) the rights of holders of the common stock. It is likely the Company will sell securities in the future. The terms of such future transactions presently are not determinable.

If the market for our common stock is illiquid in the future, you could encounter difficulty if you try to sell your stock.

Our stock trades on the OTC "Pink" Marketplace but it is not actively traded. If there is no active trading market, you may not be able to resell your shares at any price, if at all. It is possible that the trading market in the future will continue to be "thin" or "illiquid," which could result in increased price volatility. Prices may be influenced by investors' perceptions of us and general economic conditions, as well as the market for energy generally. Until our financial performance indicates substantial success in executing our business plan, it is unlikely that there will be coverage by stock market analysts will be extended. Without such coverage, institutional investors are not likely to buy the stock. Until such time, if ever, as such coverage by analysts and wider market interest develops, the market may have a limited capacity to absorb significant amounts of trading. As the stock is a “penny stock,” there are additional constraints on the development of an active trading market – see the next risk factor.

The penny stock rule operates to limit the range of customers to whom broker-dealers may sell our stock in the market.

In general, "penny stock" (as defined in the SEC’s rule 3a51-1 under the Securities Exchange Act of 1934) includes securities of companies which are not listed on the principal stock exchanges, or the Nasdaq National Market or the Nasdaq Capital Market, and which have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6 million in the last three years.

As a "penny stock" our stock therefore is subject to the SEC’s rule 15g-9, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities). For transactions covered by rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. This rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect our stockholders' ability to sell the stock in the public market.

Your legal recourse as a United States investor could be limited.

The Company is incorporated under the laws of British Columbia. Most of the assets now are located in Canada. Our directors and officers and the audit firm are residents of Canada. As a result, if any of our shareholders were to bring a lawsuit in the United States against the officers, directors or experts in the United States, it may be difficult to effect service of legal process on those people who reside in Canada, based on civil liability under the Securities Act of 1933 or the Securities Exchange Act of 1934. In addition, we have been advised that a judgment of a United States court based solely upon civil liability under these laws would probably be enforceable in Canada, but only if the U.S. court in which the judgment were obtained had a basis for jurisdiction in the matter. We also have been advised that there is substantial doubt whether an action could be brought successfully in Canada in the first instance on the basis of liability predicated solely upon the United States' securities laws.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

DILUTION

The Company, for business purposes, may from time to time issue additional shares, which may result in dilution of existing shareholders. Dilution is a reduction in the percentage of a stock caused by the issuance of new stock. Dilution can also occur when holders of stock options (such as company employees) or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, making each share less valuable. Dilution may also reduce the value of existing shares by reducing the stock’s earnings per share. There is no guarantee that dilution of the Common Stock will not occur in the future.

PLAN OF DISTRIBUTION

We are offering up to 500,000,000 shares of our common stock for $0.01 per share, for a total of up to $5,000,000 in gross offering proceeds, assuming all shares of common stock are sold. The minimum investment for any investor is $1,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum offering amount, and we may sell significantly fewer shares of common stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. At a closing, the proceeds will be distributed to the Company and the associated shares will be issued to investors. All proceeds we receive from the offering will be available to us for uses set forth in the “Use of Proceeds” section of this offering circular. If there are no closings, the investments for this offering will be promptly returned to investors, without deduction and without interest.

We believe that the total expenses of this offering will be $100,000, regardless of the number of shares of common stock that are sold.

Our common stock is not now listed on any U.S. national securities exchange; however, our stock is quoted on the OTC Markets Group Inc.’s OTC "Pink" marketplace under the trading symbol “DIGAF”. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this offering circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this offering circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

Currently, we plan to have our director and executive officers sell the shares offered hereby on behalf of the Company on a “best-efforts” basis. They will receive no discounts or commissions. Our director and executive officers will deliver this offering circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors; however, it must abide by the “blue sky” regulations relating to investor solicitation in the states where it will solicit investors.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●
the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his participation;

●
the person is not at the time of their participation an associated person of a broker-dealer; and

●
the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

As of the date of this offering circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, we may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will supplement this offering circular as appropriate.

All subscription agreements and wire transfers received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s Chief Executive Officer or by specific resolution of our board of directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will arrange the delivery of the shares electronically via DWAC to the purchaser within five days upon receipt of the funds from the purchaser; otherwise purchasers’ shares will be issued and held in book-entry format at the Company’s Transfer Agent until further instruction are provided by the purchaser.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

●
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

●
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

●
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

●
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

●
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

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You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

●
You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

●
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the U.S. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this offering circular disclosing such matters.

OTC Markets Considerations

The OTC Markets Group Inc. is separate and distinct from the New York Stock Exchange and Nasdaq stock market or other national exchange. Neither the New York Stock Exchange or Nasdaq has a business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to New York Stock Exchange and Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets Group Inc. has limited listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on Nasdaq or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than New York Stock Exchange and Nasdaq-listed securities.

How to Subscribe

US investors who participate in this offering will be required to transmit their funds as instructed by the Company, and then used to complete securities purchases, or returned if this offering fails to close.

Non-US investors who participate in this offering will be required to transmit their funds as instructed by the Company, and then used to complete securities purchases, or returned if this offering fails to close.

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

USE OF PROCEEDS

The Company seeks to raise gross proceeds of up to $5,000,000 from the sale of Securities in this Offering. The Company intends to apply these proceeds substantially as set forth herein, subject only to reallocation by Company Management in the best interests of the Company. All proceeds from this offering will become immediately available to us and may be used as they are accepted.

Percentage of Offering Sold	100%	75%	50%	25%
Gross Offering Proceeds	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Use of Proceeds:
General Working Capital	$1,800,000	$600,000	$100,000	$50,000
Research & Development of Securter technology (1)	$3,000,000	$3,000,000	$2,300,000	$1,100,000
Legal Fees	$75,000	$75,000	$75,000	$75,000
Accounting Fees	$25,000	$25,000	$25,000	$25,000
Reserve/contingency	$100,000	$50,000	$0	$0
TOTAL	$5,000,000	$3,750,000	$2,500,000	$1,250,000

(1)  As it relates to general working capital allocated for the development of Securter technology, use of proceeds will be for research and development of the Securter patent pending application that will enable FinTech to be more secure with online payments for Card not Present “CNP” transactions. The Securter Agreement is attached to this Offering Statement as Exhibit 6.4. The anticipated technology development costs and key personnel hires in year-one will be approximately US$1.14m. The Securter Systems team will consist of one full-time CTO, CINO or VP of R&D, three full-time company developers, scientific adviser, one full-time technical support person, web programmer, web designer, 3rd party software development company and HW development company. Additional PCI and EMV L2 certifications will be approximately US$190k.

In the event that the Offering is less than fully subscribed, the Company plans to raise capital from other financial instruments to fund operations related to Securter Systems and/or reduce planned staffing/hires which may delay implementation of the proposed business plan . The Company cannot guarantee that it will be available to raise sufficient capital for such purposes from other sources.

DESCRIPTION OF BUSINESS

Overview

The Company is a British Columbia corporation, incorporated on December 28, 2000.

The Company was incorporated under the name Black Diamond Holdings Corporation. On June 26, 2007, the Company changed its name from Black Diamond Holdings Corporation to Black Diamond Brands Corporation. On November 21, 2008 the Company changed its name to Rainchief Energy Inc. and on February 19, 2015 to Bit-X Financial Corporation. On October 27, 2015 the Company changed its name to Digatrade Financial Corporation. The Company is listed as a fully reporting issuer on the FINRA OTC Bulletin Board and trades under the symbol “DIGAF”.

On February 26, 2019, the Company executed a definitive agreement (the “Securter Agreement”) with Securter Inc., a private Canadian Corporation (“Securter”) that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing. Securter technology reduces immense losses by financial institutions and merchants that arise from fraudulent credit card use and protects cardholder privacy by eliminating the distribution of personal information to third parties. With the current worldwide surge in online commerce expected to continue for years to come, the problem of credit card security is large and growing.

Pursuant to the terms of the Securter Agreement, the parties agreed to form a subsidiary of Digatrade, Securter Systems, Inc. (“Securter Systems”), and assign all of the assets and intellectual property of Securter into Securter Systems. Securter Systems has been created to launch and commercialize the Securter technology under Digatrade.

The Securter Agreement with Securter sets out that Securter’s technology will be launched and commercialized under Securter Systems as a Digatrade subsidiary. The consummation of the Securter Agreement is subject to certain milestone events, including the contribution of capital by Digatrade to Securter Systems which it plans to raise in this offering.

Securter Systems

Overview

Securter Systems is a newly-formed subsidiary of Digatrade. The name Securter describes both the technology itself and Securter Systems that is developing a proprietary payment platform that increases the security of credit card holder information and enhances the authentication of online credit card purchases. These enhancements help online merchants and banks significantly reduce Card-Not-Present (“CNP”) fraud. CNP Fraud losses are estimated at over $6 Billion annually in North America.

Securter Systems may also reduce the costs associated with PCI DSS compliance, a payments industry processing protocol. Securter Systems technology, which is now patent pending, focuses on cardholder identification for transaction verification.

Following EMV (a credit card cooperative association) technology migration to reduce counterfeit fraud at “point of sale” (POS), criminals are currently able to steal credit card information from personal computers & open public networks. Securter Systems has researched and is developing the software and hardware of a next generation of online user authentication that is based on remote processing of EMV/smart credit/debit cards. Securter Systems’ payment platform adapts and extends conventional and existing methods, by going beyond the most reliable EMV technology (currently intended for physical Point of Sales / POS) to secure EMV online payments as well.

The research and development is related to the cyber-security field, in order to provide robust system architecture without dependence upon any kind of personal computer vulnerabilities. This is possible because all operations are performed on two trusted sides – the bank side and a smart-card secured microprocessor. This eliminates the need for costly risk management by intermediate servers (that is the norm today).

Intellectual Property

We rely on Patent (pending), trademark, copyright and trade secret laws, confidentiality procedures, and contractual provisions to protect our technology.

Our IP includes  "know how", programming code, business plans, potential customer and partner lists, ideas related to R&D cycle and other confidential information to protect IP as trade secrets.

As of November 19, 2015, we had filled provisional patent pending application that was continued as a PCT patent application that currently started the examination in the United States and Canada. Securter Systems Inc. International Patent Application “Coordinator managed payments” No. PCT/CA2016/051294  intended to cover overall payment/authentication system architecture and possible implementation of a very secure payment terminal.

The proposed payment system architecture allows:

*very reliable customer authentication and authorization based on processing smart cards

* technology implementation in a variety of potential business directions such as e-commerce/retail, e-gov(Digital ID), IoT payments/authentication, e-banking (especially for unbanked population), digital authentication services, blockchain cryptocurrencies, etc.

US Patent application status:

On May 21st, 2019 we had filled US Revival Patent application and assignment (including a Petition to revive)  with the United States Patent and Trademark Office. This application was filed as a small entity (less than 500 employees) and the application number is 16/462,548.

On June 12th, 2019 we have received notice that the application was revived as of June 11th, 2019.

Canadian Patent application status:

We have received the Notice of National Phase Entry for the Canadian patent application, indicating that this application was accorded the filing date of November 7, 2016, and assigned Application No. 3,040,776.

Provisional Rights: This application has been laid open to public inspection. In Canada, “reasonable compensation” is available for infringing activities occurring after the laid open date and before the patent issue date.

Substantive Examination:  A request for substantive examination, along with the examination fee, must be submitted within five years of the filing date, or by November 7, 2021.

Vision

Our belief is that enormous resources are being wasted on fraudulent Card-Not-Present (CNP) transactions. We aim to bring a convenient, more affordable and safer solution to cardholders, merchants and financial institutions. We intend to innovate the payment space by collaborating with financial institution stakeholders. Our revenue model is to share in the resulting transaction fees, by being an integral part of the transaction processing.

History

The initial technology idea was introduced by Securter’s founders. In 2013 an agreement was signed by them with Mr. Steve Epstein, now serving as CEO of Securter, to develop a business plan and to find ways to adapt the technology to the marketplace. Since 2013 Securter‘s founders have achieved Technology Readiness Level (TRL) 6 - which includes a working prototype tested in the lab environment. On February 26th 2019 Securter’s founders approved the Securter Agreement with us. This was reported by SEC Form 6-K, which filing included a copy of the agreement. The Securter Agreement called for the formation of a new Digatrade subsidiary (Securter Systems Inc) to receive and hold all the Securter founders’ technology related assets and intellectual property, including existing and future patent rights.

Under the agreement, Digatrade will fund our new subsidiary up to US $3 Million in operational financing. This will enable the subsidiary to make its technology market-ready for launch through alliances with established payment service providers and other FinTech industry channels.

Previously, Securter’s founders, through their predecessor company, Securter Inc., submitted a provisional patent under PCT rules (Patent Community Treaty), and received letters of intent for partnership / collaboration with companies specializing in cyber-security and ASIC design & development, and had been accepted into the IBM Global Entrepreneur Program.

The Market

Online shopping is a thriving sector within world commerce. Retail e-commerce sales worldwide are on-track to nearly double between 2016 and 2020. Internet-savvy buyers are determined to spend time researching products online and reading online reviews in order to get the best deal possible. Around 42 percent of U.S. consumers have searched and purchased products or services online, while 14 percent prefer searching online and buying in store. Retail sales from worldwide electronic commerce are expected to grow from $2.3 trillion U.S. dollars in 2017 to almost $4.9 trillion in 2021.

Technical and Commercial objectives

Securter will proceed further with the development of its online payments system to become fully ready for demonstrations in an operational environment and field testing by 2020.

Securter Systems currently has a functional “Alpha” prototype and will proceed with the development of its online payments system that will be available for demonstrations in an operational environment and field testing.

Projected timetable: Securter Systems will proceed in the 8 months post Regulation A funding (Phase 1) with the Payment Card Industry Data Security Standard (PCI DSS) Compliance that applies to companies that process and transmit cardholder data; Payment Service Provider (PSP) integration; Mobile Application development; Server Side (Back End) and Website (Front End) development. By the end of this phase, Securter will start a real-world pilot with on-line merchants. We already have interested prospective implementation partners. This is why we believe that our transaction fee revenue sharing model is realistic.

In Phase 2, Securter Systems will make improvements based on Phase 1 tests and demonstrations (developmental testing and evaluation of whether the Securter platform meets operational requirements) and testing actual applications of the technology in its final form under real-life conditions.

Costs of Development

Approximately $30,000 in costs have incurred to date paid for by Digatrade and thousands of working hours in R&D and business development. The Company anticipates additional research and development of the Securter technology will cost US$3,000,000.

The anticipated technology development costs and key personnel hires in year-one will be approximately US$1.14m. The Subsidiary team will consist of one full-time CTO, CINO or VP of R&D, three full-time company developers, scientific adviser, one full-time technical support person, web programmer, web designer, 3rd party software development company and HW development company. Additional PCI and EMV L2 certifications will be approximately US$190k.

Securter Agreement

Structure

On March 20, 2019, Digatrade incorporated Securter Systems Inc. as a wholly owned subsidiary.

On April 8, 2019, Securter Systems received a transfer of Intellectual Property, including Patents and Trademarks from Securter Inc. Subject to the terms and conditions of the Agreement with Securter Inc., Securter Systems will issue to shareholders 30,000,000 Class “A” Voting Shares “Shares” and Digatrade has the option to purchase via subscription up to 12,900,000 Shares at a price of US$0.23, for a total investment of up to US$3.0m.

On June 19, 2019 30,000,000 shares were issued to shareholders of Securter and 100,000 class “B” supervoting shares (1000 votes each) issued to Digatrade Financial Corp. Digatrade retains voting control due to its supervoting shares as well as a board seat (see below) and certain protective provisions in Securter Systems governing documents.

Board of Directors

As per terms of the Digatrade and Securter agreement the board of directors of Securter Systems shall initially be the following three (3) members:

(a)
One third (1/3) of the Board must be represented by Digatrade nominees, which individual shall initially be James D. Romano;

(b)
One third (1/3) of the Board must be represented by Securter nominees, which individual shall initially be Steve Epstein; and

(c)
One third (1/3) of the Board must be represented by an independent nominee mutually acceptable to both Digatrade and Securter, which individual shall initially be Andrei Grenader.

Termination

Should Digatrade fail to purchase Shares in Securter Systems within 120 days from the date of the Agreement and 90 days from the date of the any previous purchase then Digatrade’s right to purchase Common Stock in Securter Systems shall be terminated. Digatrade will retain all shares acquired at formation and/or purchased regardless of termination.

Technology Rights

All developments, rights to the technology will be the exclusive property of Securter Systems and it will have sole discretion and responsibility to deal with developments.

Historical Operations

Prior to the Securter Agreement with Securter Inc., on March 31, 2015, the Company entered into an agreement with Mega Ideas Holdings Limited, dba ANX (“ANXPRO and ANX International”), a company incorporated and existing under the laws of Hong Kong. ANX owns a proprietary trading platform and provides operational support specializing in blockchain development services and exchange and transaction services for crypto-currencies e.g. Bitcoin and other digital assets. Effective October 17, 2018 the Company closed the online retail trading platform and shared liquidity order book with ANX International owing to low transaction volumes. The Company will continue to evaluate opportunities and continue with research and development related services in the digital-asset industry for prospective institutional customers while continuing to seek new opportunities within the blockchain and the financial technology sector unrelated to facilitating trading activities.

Employees

The Company currently has two officers and no employees. Employees will be added as required.

Legal Proceedings

We are not currently a party to any material legal proceedings. Although we are not currently a party any material legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. Although some of these proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. The Company’s address is 1500 West Georgia Street, Suite 1300, Vancouver, British Columbia, Canada, V6C 2Z6. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company is a British Columbia corporation, incorporated on December 28, 2000. The registered and corporate office is at 1500 West Georgia Street, Suite 1300, Vancouver, British Columbia, Canada, V6C 2Z6. The Company does not have an agent in the United States.

The Company was incorporated under the name Black Diamond Holdings Corporation. On June 26, 2007, the Company changed its name from Black Diamond Holdings Corporation to Black Diamond Brands Corporation. On November 21, 2008 the Company changed its name to Rainchief Energy Inc. and on February 19, 2015 to Bit-X Financial Corporation. On October 27, 2015 the Company changed its name to Digatrade Financial Corporation.

The Company is listed as a fully reporting issuer on the FINRA OTC Bulletin Board and trades under the symbol “DIGAF”.

The Company is introducing the next-generation of security and efficiency to the world’s credit card payment processing system for online purchases.  This patent-pending technology can dramatically reduce financial losses experienced by financial institutions and merchants due to unauthorized or fraudulent use of credit cards for online purchases.

Organization Structure

As of the date of this report the Company has four wholly-owned subsidiaries, Digatrade Limited (a British Columbia corporation), Digatrade Limited (a Nevada corporation), Digatrade (UK) Limited (a United Kingdom corporation) and Securter Systems Inc., (a Canadian Federal Corporation).

Recent corporate developments

During the period commencing on January 1, 2018, the Company experienced the following corporate developments:

Discontinuance of trading platform

In March 2015, the Company entered into an agreement with Mega Ideas Holdings Limited, dba ANX (“ANX”), a company incorporated and existing under the laws of Hong Kong. ANX owns a proprietary trading platform and provides operational support specializing in blockchain development services and exchange and transaction services for crypto-currencies. Effective October 17, 2018 the Company closed the online retail trading platform and shared liquidity order book with ANX International owing to low transaction volumes. The Company will continue to evaluate opportunities and continue with research and development related services in the digital-asset industry for prospective institutional customers while continuing to seek new opportunities within the blockchain and the financial technology sector unrelated to facilitating trading activities.

Entry into the secure mobile application for Card Not Present transaction business

On February 5, 2019 the company entered into a Letter of Intent with Securter Inc. (“Securter”), a private Canadian Corporation that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing. The purpose is to reduce financial losses being experienced by financial institutions and merchants from fraudulent credit card use, while also better protecting cardholder privacy. The Letter of Intent sets out that the new technology will be launched and commercialized through a Digatrade subsidiary.

On February 28, 2019 the Company executed a Definitive Agreement with Securter. The Definitive Agreement with Securter sets out that Securter’s technology will be launched and commercialized as Securter Systems Inc, a Digatrade subsidiary, a company incorporated in the Province of Ontario.

The notes are unsecured, bear interest at 12% per annum from the date of issuance, and mature between 6 months and one year after the date of issuance. Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

Convertible Promissory Notes

During 2018 the Company issued Convertible Promissory Notes totaling $730,226 (US$564,000).

During the three months ended March 31, 2019, the Company issued Convertible Promissory Notes totalling $242,685 (US$183,000).

The notes are unsecured, bear interest at between 10% and 12% per annum from the date of issuance and mature between six months and one year after the date of issuance.

Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

On June 1, 2018 the Company issued a Convertible Promissory Note in the amount of $64,820 (US$50,000) pursuant to a consulting contact.

The note is unsecured and matured on December 2, 2018. The note may be converted into common shares of the Company in whole or in part at the option of the holder upon terms to be determined by the Company either ten days prior to repayment of the note or the maturity date, whichever shall occur first. The note becomes immediately payable should the Company complete financing in excess of US$5,000,000 prior to the maturity date, and bears interest at 3% per annum compounded annually should the Company default on the note. During 2018 the Company repaid $31,761 (US$24,500) of this Note. The remaining portion ($US 25,500) was repaid subsequent to year-end.

During the three months ended March 31, 2019, the Company issued Convertible Promissory Notes totalling $242,685 (US$183,000).

During April 2019, the Company issued a convertible promissory note in the amount of $84,552 (US$63,000). The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on February 28, 2020.

The notes are unsecured, bear interest at between 10% and 12% per annum from the date of issuance and mature between six months and one year after the date of issuance.

Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

Issuance of common shares on Conversion of Convertible Promissory Notes

During 2018 the Company converted Convertible Promissory Notes totaling $1,722,633 (US$1,358,101) into 176,150,754 common shares of the Company.

During the period ended March 31, 2019 the Company converted a portion of a convertible promissory note totaling $79,799 (US$61,630) and issued 14,662,819 common shares of the Company.

During April 2019 the Company converted portions of certain convertible promissory notes totaling $169,791 (US$130,774) and issued 32,539,601 common shares of the Company.

Appointment of Directors

On October 24, 2018 the Company appointed Mr. James Romano to the Board of Directors.
On November 20, 2018 the Company appointed Mr. Timothy Delaney to the Board of Directors.

Consulting Contracts

On February 1, 2018 the Company entered into two consulting agreements for the provision of business strategy and compliance services. The Company issued 600,000 common shares valued at $7,373.

Issuance of Common Series B Shares

On January 2, 2019, the Company passed a resolution to increase the authorized number of Class “B” common shares from 100,000 to 1,100,000.

On the same day, the Company issued 1,000,000 Class “B” common shares at $0.0001 per share for total proceeds of $100 to a shareholder who is also a Director and Officer of the Company.

Repayment of Convertible Promissory Note

On January 31, 2019, the Company repaid $33,058 (US$25,500), being the outstanding balance of a convertible promissory note issued to a consultant during 2018.

Grants of Options

On February 14, 2019, the Company granted 5,750,000 options to directors of the Company and 4,250,000 options to consultants. All grants of options were made under the Company’s Stock Option Plan.

Selected Annual Information

The following table provides a brief summary of the Company’s annual financial data for the latest three fiscal years ended December 31, 2016:

	Years ended December 31,
	2016	2017	2018

Net loss	(172,969)	(674,520)	(1,122,820)
Basic and diluted loss per share (post-share consolidation)	(0.01)	(0.01)	(0.01)

Total assets	138,725	960,108	527,193
Total liabilities	659,889	2,030,117	778,132

Fiscal Year ended December 31, 2018 and 2017

Results of Operations

For the years ended December 31, 2018, 2017, and 2016, the Company had net losses of $1,122,820, $674,520 and $172,969, respectively.

Accounting, Audit and Legal expenses decreased by $5,508 from $105,652 for the year ended December 31, 2017 to $100,144 for the year ended December 31, 2018. Accounting and audit fees increased by $2,559; legal expenses in connection with the issuance of Convertible Promissory Notes increased by $4,359 and general corporate legal expenses decreased by $12,426.

Accounting, Audit and Legal expenses increased by $59,130 to $105,562 for the year ended December 31, 2017 from $46,523 for the year ended December 31, 2016. Accounting and audit fees increased by $789; legal expenses in connection with the issuance of Convertible Promissory Notes increased by $32,295 and general corporate legal expenses increased by $26,049.

Consulting expense for the year ended December 31, 2018 increased by $169,210 to $307,402 as compared with $138,192 for the year ended December 31, 2017, and by $52,043 as compared with $86,149 for the year ended December 31, 2016, as a result of increased corporate activity during the respective periods.

During the year ended December 31, 2018 the Company incurred Filing and Transfer Agents Expenses in the amount of $26,331 as compared with $7,866 incurred during the year ended December 31, 2017, an increase of $18,465, as a result of increased filing activity during the period. Filing and Transfer Agents Fees for the year ended December 31, 2017 decreased by $4,950 from $12,816 for the year ended December 31, 2016 to $7,866 for the year ended December 31, 2017 as a result of decreased corporate activity during that year.

During the year ended December 31, 2018 the Company incurred $189,376 in interest expense on Convertible Promissory Notes and bank Charges expense as compared with $30,669 and $29,559 for the years ended December 31, 2017 and 2016, respectively.

The Company did not incur any Investor Relations expenses during the years ended December 31, 2018 and 2016. During the year ended December 31, 2017, the Company entered into investor relations contracts for a total cost of $107,103.

Management fees for the year ended December 31, 2018 amount to $241,950 as compared with $105,000 for the year ended December 31, 2017, and $60,000 for the year ended December 31, 2016. The increased expenditure during the years ended December 31, 2018 and 2017 resulted from increased corporate activities during the periods under review.

The Company incurred Exchange Platform Development Costs in the amount of $102,683 during the year ending December 31, 2018, as compared with $104,591 incurred during the year ended December 31, 2017 and $111,734 incurred during the year ended December 31, 2016. The reduction in these costs resulted from the renegotiation of the agreement with the platform provider during 2017 and costs related to certain development projects in 2015 which were not continued in 2016 and 2017. The Company will not incur further development expenditures as a consequence of the termination of the exchange trading platform agreement with ANX.

The Company incurred $12,281 in Administrative expenses during the year ended December 31, 2018 as compared with $7,137 during the year ended December 31, 2017, and increase of $5,144. The Company did not incur Administrative expenses for the years ended December 31, 2016. Administrative expenditure is comprised of travel, office and website development expenses.

The Company incurred Finders Fees in the amounts of $123,101 and $109,033 in connection with the issuance of convertible promissory notes during the years ended December 31, 2018 and 2017, respectively.

The Company incurred a loss on foreign exchange of $26,711 for the year ended December 31, 2018, as compared with gains on foreign exchange of $40,723 and $13,238 for the years ended December 31, 2017 and 2016, respectively. The losses and gain resulted from changes in the foreign currency exchange rates between the Canadian and US Dollars.

During the year ended December 31, 2016 the Company earned $119,600 in Coin Development Fees in connection with the joint venture agreement to develop a diamond-backed digital currency.

During the years ended December 31, 2016, the Company realized net gains on the settlement of certain debts in the amounts of $41,406. The Company did not realize net gains or incur net losses on settlement of debts in the years ending December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

During the year ended December 31, 2018, the Company used cash in the amount of $760,289 to fund the Company's continuing operations (year ended December 31, 2017 – $693,347). Changes in working capital accounts during the year ended December 31, 2018 provided $104,828 (year ended December 31, 2017 consumed $258,322).

During the year ended December 31, 2018 the Company raised $686,590 by the issuance of Convertible Promissory Notes (year ended December 31, 2017 -$1,642,122) and re-paid a convertible Promissory Note in the amount of $31,762 (year ended December 31 - $130,498).

The Company will continue to be reliant upon debt and equity financing to fund continuing operations until its business plan is fully implemented.

As at December 31, 2018, the Company had not entered into any material commitments for capital expenditures.

Transactions with Related Parties

As reported in the audited consolidated financial statements for the year ended December 31, 2018, the Company was involved in certain transactions with related parties:

The Company incurred management fees for services provided by key management personnel for the years ended December 31, 2018, 2017 and 2016, as described below.

	2018	2017	2016
	$	$	$

Management Fees	241,950	105,000	60,000

During the year ended December 31, 2018, the Company incurred consulting fees for services provided by Directors of the Company in the amount of $12,900 (2017 - $11,296).

Three months ended March 31, 2019

Results of Operations

For the three months ended March 31, 2019 the Company had a net loss of $285,746 as compared with a net loss of $297,323 for the three months ended March 31, 2018, a decrease of $11,577.

Accounting, Audit and Legal expenses amounted to $34,818 for the three months ended March 31, 2019, an increase of $3,155. Legal expenses in connection with the issuance of Convertible Promissory Notes during the three months ended March 31,2019 amounted to $17,217, an increase of $2,028 from the $15,189 expended during the three months ended March 2018. General legal expenses and accounting and Audit fees for the three months ended March 31, 2019 increased by $676 and $450, respectively over the corresponding period in 2018.

Finders Fees incurred in connection with the issuance of Convertible Promissory Notes amounted to $20,564 for the three months ended March 31, 2019 as compared with $48,877 for the three months ended March 31, 2018, a decrease of $28,313. The reduction in expenditure resulted from reduced activity during the quarter under review.

Consulting Expense increased by $56,270 to $93,643 for the three months ended March 31, 2019 as compared with $37,373 incurred during the three months ended March 31, 2018. The increase resulted from additional consulting services procured by the Company during the three months ended March 31, 2019.

Management fees for the three months ended March 31 2019 amounted to $43,917, an increase of $13,917 as compared with $30,000 expenses during the three months ended March 31, 2018. The increase resulted from additional fees paid to a company controlled by a Director and Officer of the Company.

The Company incurred Interest and Bank charges in the amount of $12,990 during the three months ending March 31, 2019 as compared with $35,388 during the three months ended March 31, 2018. Interest accrued on Convertible Promissory Notes for the three months ended March 31, 2019 amounted to amounted to $12,926, as compared with $34,919 accrued for the three months ended March 31, 2018, a decrease of $21,993. The decrease in interest accrued resulted the reduced balance of Convertible Promissory Notes outstanding as a consequence of the conversions of convertible promissory notes to common shares.

During the three months ended March 31, 2019 the Company granted incentive options with a fair market value of $60,000 to Directors, Officers and Consultants.

The Company incurred $75,453 in Project Development Costs during the three months ended March 31, 2018, principally in the development of a mobile application. The Company did not incur any Project Development Costs during the three months ended March 31, 2019, as a result of the termination of the ANX management contract on October 17, 2018

The Company realized a gain in foreign exchange of $3409 for the three months ended March 31, 2019 as compared with a loss on foreign exchange of $33,993 for the three months ended March 31, 2018, The gains resulted from changes in the foreign currency exchange rate between the Canadian and US Dollars.

Liquidity and Capital Resources

During the three months ended March 31, 2019, the Company used cash in the amount of $213,223 to fund the Company’s continuing operations. Changes in working capital accounts for the three months ended March 31, 2019 consumed $25,076 and the Company re-paid the remaining balance on a Convertible Promissory Note amounting to $33,596.

During the three months ended March 31, 2019 the Company raised $242,688 by the issuance of Convertible Promissory Notes and $100 through the issuance of Class B Common Shares.

The Company will continue to be reliant upon debt and equity financing to fund continuing operations until its business plan is fully implemented.

As at March 31, 2019, the Company had not entered into any material commitments for capital expenditures.

Transactions with Related Parties

As reported in the unaudited interim condensed financial statements for the three months ended March 31, 2019, the Company was involved in certain transactions with related parties:

Compensation of Key Management Personnel
The Company incurred management fees for services provided by key management personnel for the three months ended March 31, 2019 and 2018 as described below.

	March 31, 2019	March 31, 2018
	$	$

Management Fees	43,917	30,000
Stock-based Compensation	30,000	-

	73,917	30,000

Financial position

The Company had a working capital deficiency of 387,672 as at March 31, 2019, as compared with a working capital deficiency of $238,976 as at December 31, 2018; an increase of $148,696.

The increase in working capital deficiency of $105,416 during the three months ended March 31, 2019 was due to increases in GST Recoverable of $2,558 and current portion of Convertible Promissory Notes Payable of $134,196; offset by decreases in Cash at Bank of $29,107 and Prepaid Expenses of $10,469.

Quarterly Disclosure – Eight Quarters Preceding Most Recently Completed Financial Year

The following table sets forth selected unaudited financial information prepared by management of the Company.

	Three months ended

	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019

Revenues	-	-	-	-
Net profit (loss)	267,777	85,572	472,150	(285,746)
Basic and Diluted profit (loss) per share (post-share consolidation)	(0.006)	(0.001)	(0.005)	(0.001)

	Three months ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018

Revenues	-	-	-	-
Net profit (loss)	(54,859)	(264,472)	(309,649)	297,323
Basic and Diluted profit (loss) per share (post-share consolidation)	(0.001)	(0.006)	(0.006)	(0.01)

Earnings Information

The Company has not paid any dividends on its common shares. The Company has no present intention of paying dividends on its common shares as it anticipates that all available funds will be invested to finance the growth of its business.

Significant Accounting Policies

The Company’s critical accounting estimates are described in the Company’s 2018 Consolidated Annual Financial Statements.

New Accounting Standards Not Yet Adopted

The accounting standard, amendment, and interpretation listed below is issued but not yet effective up to the date of issuance of the Company’s consolidated financial statements. The Company intends to adopt the following standard and interpretation, if applicable, when it becomes effective. The Company has not yet determined the impact of this standard on its consolidated financial statements.

IFRS 16 – Leases

IFRS 16 Leases replaces IAS 17 – Leases and requires lessees to account for leases on the statement of financial position by recognizing a right to use asset and lease liability. The standard is effective for annual period beginning on or after January 1, 2019, with earlier adoption permitted.

The Company anticipates that the application of this standard, amendments, revisions and interpretations will not have a material impact on the results and financial position of the Company.

Off Balance Sheet Arrangements

The Company has not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Financial Instruments

a)
Financial Instruments

The financial instrument guidelines require all financial assets, except those held to maturity and derivative financial instruments, to be measured at fair market value. All financial liabilities are measured at fair value if they are held for trading. Other financial liabilities are measured at amortized cost.

The Company classifies its financial instruments into one of the following balance sheet categories:

●
Held-for-trading financial assets and liabilities that are initially measured at fair value and where subsequent changes in fair value are recognized in the statement of operations;

●
Available-for-sale financial assets that are initially measured at fair value and where subsequent changes in fair value are recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts are transferred to and recorded in net income; and

●
Held-to-maturity investments, loans and receivables, or other financial liabilities – all of which are initially measured at cost and where subsequent changes in cost are amortized using the effective interest rate method.

Accordingly, the Company has classified its financial instruments as follows:

●
Cash is classified as financial assets at fair value through profit or loss and accordingly carried at its fair value;

●
Bank indebtedness is classified as financial liabilities at fair value through profit or loss and accordingly carried at its fair value; and

●
Trade and other payables and promissory notes are classified as other financial liabilities and are currently carried at their amortized cost.

The Company undertakes certain transactions in foreign currencies denominated in U.S. dollars and as such is subject to risk due to fluctuations in exchange rates. The Company does not use derivative instruments to hedge exposure to foreign exchange rate risk.

Internal Control over Financial Reporting

As at the date of this report, management is not aware of any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Outstanding Share Data

(a)
Common shares
Authorized
Unlimited number of common shares without par value.

1,100,000 Class “B” Common Shares, non-participating, voting (voting right of 1,000 votes per share) and no par value.

Issued and outstanding as at March 31, 2019
241,074,723 common shares for a net consideration of $6,130,262
1,100,000 Class “B” Common Shares for a net consideration of $200.

(b)
Stock Options
Outstanding stock options as at March 31, 2019
Number of Options:                                   10,000,000
Exercise Price                                           US$0.006
Expiry                                           February 14, 2027

(c)
Share Purchase Warrants
Outstanding share purchase warrants as at March 31, 2018
Nil

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors and executive officers are as follows:

Name	Position	Age	Term of Office
Brad J. Moynes	President, Chief Executive Officer and Chairman of the Board	49	December 2000-Present
Tyrone Docherty	Director	58	July 10, 2016-Present
Timothy Delaney	Director	65	November 20, 2018 - Present

Brad J. Moynes: Mr.  Moynes has worked in the public markets and business management since 2000 offering services to private and public companies in sectors including Financial Technology, Internet Commerce, Online Security, Payment Processing, Software Development, Mining & Energy.  Mr. Moynes has held titles including CEO, President & Director.  Currently the President & CEO of Digatrade Financial Corp (a company developing more secure FinTech for online payments including card not present "CNP" transactions).  Areas of expertise include corporate finance with funding mechanisms successfully raising over $25.0m.

Tyrone Docherty: Current CEO of Deer Horn Capital “DHC” and former President & CEO of Quinto Mining Inc., where with limited resources in a difficult market he raised more than $30 million and advanced a Quebec iron ore property to a viable project. Sold Quinto to Consolidated Thompson Iron Mines in June 2008 for a share value equal to $175M. Consolidated Thompson eventually sold to Cliffs Resources for $4.9B. From 2012 to 2018, Tyrone was Director and Chairman of Mason Graphite Inc. Mr. Docherty has worked in the financial and minerals markets for over 30 years.

Timothy G. Delaney: Mr. Delaney graduated with a B. Comm (1979) from the University of British Columbia. He has been active in commercial real estate in both sales and development. He also has extensive experience in corporate filings and due diligence of public companies. From 2003 to 2014 he was the founder, principal, and managing partner for the day to day operations of a retail company with sales in excess of $6,000,000.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last five years in any of the following:

●
Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●
Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●
Being found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,

●
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity,

●
Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity, or

●
Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation paid to the executive officers of the Company in each of the years ended December 31, 2018, 2017 and 2016.  The table includes compensation paid for service by such persons to subsidiaries. All amounts are stated in US dollars.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Current Principal Position	Year	Management Fees	Bonus	Other	Restricted Stock Awards	Options or SAR's	LPIT Payouts	All Other Compensation
		(US$)	(US$)	(US$)	(US$)	#	(US$)	(US$)
Brad J. Moynes,	2018	$186,377	$-	$-	$-	-	$-	$-
President	2017	$80,987	$-	$-	$-	-	$-	$-
	2016	$45,298	$-	$-	$-	-	$-	$-

Executive Compensation Plans and Employment Agreements

Management Agreements

No management agreements were entered into for the period commencing January 1, 2018 to December 31, 2018.

Equity Compensation Plans; Outstanding Equity Awards

Effective December 31, 2010, our Board of Directors adopted the 2010 Stock Option Incentive Plan (“the Stock Option Plan”). The purpose of the Stock Option Plan is to enhance the long-term stockholder value of the Company by offering opportunities to directors, officers, key employees and eligible consultants of the Company to acquire and maintain stock ownership in the Company, in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company. A maximum of 10% of the issued and outstanding shares of common stock are available for issuance under the Stock Option Plan. As of June 21, 2019, 10,000,000 stock options were outstanding with an exercise price of US$0.006.

Director Compensation

During the most recently completed fiscal year, there are no arrangements (standard or otherwise) under which directors of the Company were compensated by the Company or its subsidiaries for services rendered in their capacity as directors, nor were any amounts paid to the directors for committee participation or special assignments.  There were no arrangements under which the directors would receive compensation or benefits in the event of the termination of that office.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of June 21, 2019, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our executive officers and director as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name	No. of Shares of Common Stock	Percentage of outstanding (1)
Brad J. Moynes	22,504,000	7.45%
Tyrone Docherty	250,000	*
Timothy Delaney	0	*
All Officers and Directors as a Group (3 persons)	22,754,000	7.46%

Name	No. of Shares of Class B Common Stock	Percentage of outstanding(1)
Brad Moynes	1,100,000	100%

(1) Based on 302,252,877 shares of common stock and 1,100,000 shares of Class B common stock as at June 21, 2019.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled “Executive Compensation of Directors and Officers” in this offering circular, the Company had the following transactions in which the amount involved exceeds the lesser of $120,000 and one percent of the average of the issuer’s total assets at year-end for the last two completed fiscal years with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

●
any of our directors or officers;

●
any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

●
any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Management fees paid in advance to a Company Controlled by Director and Officer

As at December 31, 2018, the Company had $55,573 in prepaid management fees to Brad Moynes.

Trade and Other Payables

As at December 31, 2018, the Company had $129,279 (2017 - $150,213) in trade and other payables owed to Brad Moynes. The amounts owed to Mr. Moynes arose from outstanding management fees and are non-interest bearing, unsecured, and have no specified terms of repayment.

Issuance of Common Series B Shares

On January 2, 2019, the Company passed a resolution to increase the authorized number of Class “B” common shares from 100,000 to 1,100,000. On the same day, the Company issued 1,000,000 Class “B” common shares at $0.0001 per share for total proceeds of $100 to Brad Moynes.

Management Fees

Management fees for the year ended December 31, 2018 amount to $241,950 as compared with $105,000 for the year ended December 31, 2017, and $60,000 for the year ended December 31, 2016. The increased expenditure during the years ended December 31, 2018 and 2017 resulted from increased corporate activities during the periods under review. The above noted management fees were paid to Vancap Ventures Inc., a company controlled by the president of the Company, Brad Moynes.

SECURITIES BEING OFFERED

This offering circular relates to the sale of up to 500,000,000 shares of our common stock by the Company at a price of $0.01 per share, for total offering proceeds to the Company of up to $5,000,000 if all offered shares are sold. There is no minimum offering amount. The minimum amount established for investors is $1,000, unless such minimum is waived by the Company, in its sole discretion. All funds raised by the Company from this offering will be immediately available for the Company’s use.

The Company is currently authorized to issue an unlimited number of shares of common stock without par value and 1,100,000 Class “B” Common Shares which are non-participating, voting (voting right of 1,000 votes per share) without par value. As of June 26, 2019, the Company had 302,251,877 shares of common stock and 1,100,000 shares of Class “B” Common Shares issued and outstanding.

Except as it relates to Class “B” Common Shares, all holders of common stock have equal voting rights, equal rights to dividends when and if declared, and equal rights to share in assets upon liquidation of the corporation.  The common shares are not subject to any redemption or sinking fund provisions.  Directors serve from year to year, there being no provision for a staggered board; cumulative voting for directors is not allowed.  Between annual general meetings, the existing board can appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting.  All issued and outstanding shares are fully paid and non-assessable securities.

In order to change the rights of the holders of common stock, the passing of a special resolution by such shareholders is required, being the affirmative vote of not less than 2/3 of the votes cast in person or by proxy at a duly called meeting of shareholders.

An annual meeting of shareholders must be called by the board of directors not later than 15 months after the last annual meeting.  The board at any time may call a special meeting of shareholders.  Notice of any meeting must be sent not less than 21 and not more than 50 days before the meeting, to every shareholder entitled to vote at the meeting.  All shareholders entitled to vote are entitled to be present at a shareholders meeting.  A quorum is the presence in person or by proxy of the holders of at least 5% of the issued and outstanding shares of common stock.

Except under the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote our shares under the laws of Canada or our charter documents.  The Investment Canada Act ("ICA") requires a non-Canadian making an investment which would result in the acquisition of control of a Canadian business, the gross value of the assets of which exceed certain threshold levels or the business activity of which is related to Canada's cultural heritage or national identity, to either notify, or file an application for review with, Investment Canada, the federal agency created by the ICA.  The notification procedure involves a brief statement of information about the investment on a prescribed form which is required to be filed with Investment Canada by the investor at any time up to 30 days after implementation of the investment.  It is intended that investments requiring only notification will proceed without intervention by government unless the investment is in a specific type of business related to the scope of the ICA.  If an investment is reviewable under the ICA, an application for review in the prescribed form normally is required to be filed with Investment Canada before the investment is made and it cannot be implemented until completion of review and Investment Canada has determined that the investment is likely to be of net benefit to Canada.  If the agency is not so satisfied, the investment cannot be implemented if not made, or if made, it must be unwound.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on the OTC Markets Group, Inc.’s OTC "Pink" marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on June 26, 2019 was $0.0111 per share.

The Company has approximately 1059 beneficial shareholders of record at June 21, 2019.  The number of shareholders holding securities beneficially through street name nominees, as reflected in the record position of Cede & Co. and other intermediaries, is approximately 86.48%

On February 14, 2019, we entered into an agreement with Pikeminnow Funding LLC, a Colorado limited liability company, which allows Pikeminnow Funding, LLC to purchase up to $1.0 million of our common stock, subject to the qualification of this offering.  As such, none of our securities have been sold under such agreement to date. On May 10, 2019 all agreements between the Company and Pikeminnow Funding LLC were rescinded.

Effective December 31, 2010, our Board of Directors adopted the 2010 Stock Option Incentive Plan (“the Stock Option Plan”). The purpose of the Stock Option Plan is to enhance the long-term stockholder value of the Company by offering opportunities to directors, officers, key employees and eligible consultants of the Company to acquire and maintain stock ownership in the Company, in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company. A maximum of 10% of the issued and outstanding shares of common stock are available for issuance under the Stock Option Plan. As of June 21, 2019, 10,000,000 stock options were outstanding with an exercise price of US$0.006.

The Company has not paid any dividends on its common shares. The Company has no present intention of paying dividends on its common shares as it anticipates that all available funds will be invested to finance the growth of its business.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our charter documents contain provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DIGATRADE FINANCIAL CORP.

  FINANCIAL STATEMENTS

December 31, 2018 and 2017

(Expressed in Canadian Dollars)

Management’s Responsibility for Financial Reporting

These consolidated financial statements have been prepared by and are the responsibility of the management of the Company. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, using management’s best estimates and judgments based on currently available information. When alternative accounting methods exist, management has chosen those it considers most appropriate in the circumstances.

The Company maintains an appropriate system of internal controls to provide reasonable assurance that financial information is accurate and reliable and that the Company’s assets are appropriately accounted for and adequately safeguarded.

The Company’s independent auditors, WDM Chartered Professional Accountants, were appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada and the Public Company Accounting Oversight Board (United States) and their report follows.

“Brad J. Moynes”
President, CEO and Director

“Tyrone Docherty”
Director

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of:
DIGATRADE FINANCIAL CORP.

Opinion on the Financial Statements
We have audited the accompanying consolidated financial statements of Digatrade Financial Corp. and its subsidiaries (the “Company”), which comprise which comprise the consolidated statements of financial position as at December 31, 2018 and 2017 and the consolidated statements of changes in shareholders’ deficiency, comprehensive loss, and cash flows for the years then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2018 and 2017, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Basis for Opinion

The Company's management is responsible for these consolidated financial statements, and for maintaining effective internal control over financial reporting. Our responsibility is to express opinions on the company’s consolidated financial statements based on our audits.

Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated financial statements section of our report. We are independent of the Company in accordance with the ethical requirements and laws that are relevant to our audit of the consolidated financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements. In addition, we are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company incurred a net loss of $1,122,820 during the year ended December 31, 2018, and as of that date, had accumulated losses since inception of $6,298,936. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

The Management’s Discussion and Analysis is expected to be made available to us after the date of auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing and PCAOB standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

●
Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●
Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●
Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

The engagement partner on the audit resulting in this independent auditor’s report is Mike Kao.

WDM
Chartered Professional Accountants

We have served as the Company’s auditor since 2001.

Vancouver, B.C.
April 19, 2019

DIGATRADE FINANCIAL CORP.
Consolidated Statements of Financial Position
(Expressed in Canadian Dollars)

	Note	December 31, 2018	December 31, 2017
		$	$
ASSETS

CURRENT
Cash		493,810	494,443
Accounts Receivable	5	-	297,309
GST Recoverable		11,172	9,044
Prepaid Expenses	6	22,211	159,312

		527,193	960,108

LIABILITIES

CURRENT
Trade and Other Payables	7	129,279	150,213
Liabilities to Customers	8	-	297,309
Convertible Promissory Notes – Current Portion	9	636,890	1,294,693

		766,169	1,742,215

Convertible Promissory Notes	9	11,961	287,802

Total Liabilities		778,130	2,030,017

SHAREHOLDERS' DEFICIENCY

Share Capital	10	6,047,999	4,106,207
Deficit		(6,298,936)	(5,176,116)

		(250,937)	(1,069,909)

		527,193	960,108

Nature and Continuance of Operations (Note 1)
Subsequent Events (Note 17)

The accompanying notes are an integral part of these consolidated financial statements.

Approved on behalf of the Board:

“Brad J. Moynes”	“Tyrone Docherty”
President, Chief Executive Officer and Director	Director

DIGATRADE FINANCIAL CORP.
Consolidated Statements of Changes in Shareholders’ Deficiency
For the Years Ended December 31, 2018, 2017, and 2016
(Expressed in Canadian Dollars)

	Note	Number of Common Shares	Number of Class “B” Common Shares	Share Capital	Share Subscriptions Received	Deficit	Total Shareholders’ Deficiency
				$	$	$	$

Balance, December 31, 2015		1,661,150	-	3,358,848	25,998	(4,328,627)	(943,781)

Shares Issued to Settle Debts	10(b)(i)	41,000,000	-	276,983	-	-	276,983
Shares Issued for Services	10(c)(i)	250,000	-	15,000	-	-	15,000
Shares Held in Escrow and Returned to Treasury	10(e)	(1,500)	-	(5,374)	-	-	(5,374)
Shares Subscriptions Received, Net of Issuance Costs	10(b)(ii)	-	-	-	308,977	-	308,977
Net Comprehensive Loss		-	-	-	-	(172,969)	(172,969)

Balance, December 31, 2016		42,909,650	-	3,645,457	334,975	(4,501,596)	(521,164)

Shares Issued	10(b)(ii)	2,500,000	-	334,975	(334,975)	-	-
Shares Issued to Settle Debts	10(b)(iii),(vi)	4,000,000	-	103,779	-	-	103,779
Shares Issued for Cash	10(b)(iv)	-	100,000	100	-	-	100
Shares Issued for Services	10(c)(ii)	250,000	-	21,896	-	-	21,896
Shares Held in Trust	10(e)	1,500	-	-	-	-	-
Net Comprehensive Loss		-	-	-	-	(674,520)	(674,520)

Balance, December 31, 2017		49,661,150	100,000	4,106,207	-	(5,176,116)	(1,069,909)

Shares Issued for Services	10(c)(iii)	600,000	-	7,373	-	-	7,373
Shares issued Conversion Convertible Promissory Notes		176,150,754	-	1,934,419	-	-	1,934,419
Net Comprehensive Loss		-	-	-	-	(1,122,820)	(1,122,820)

Balance, December 31, 2018		226,411,904	100,000	6,047,999	-	(6,298,936)	(250,937)

Authorized Share Capital (Note 10(a))

The accompanying notes are an integral part of these consolidated financial statements.

DIGATRADE FINANCIAL CORP.
Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2018, 2016, and 2016
(Expressed in Canadian Dollars)

	Note	2018	2017	2016
		$	$	$

EXPENSES
Accounting, Audit, and Legal		100,144	105,652	46,523
Consulting	14(b)(ii)	307,402	138,192	86,149
Depreciation		-	-	432
Exchange Platform Development Costs	11(a)	102,683	104,591	111,734
Filing and Transfer Agent Fees		26,331	7,866	12,816
Financing Finders’ Fees	11(b)	123,101	109,033	-
Interest and Bank Charges		189,375	30,669	29,559
Investor Relations	10(c)(i)	-	107,103	-
Management Fees	14(b)(i)	241,950	105,000	60,000
Office		12,281	7,137	-

		1,103,267	715,243	347,213

LOSS BEFORE OTHER ITEMS		(1,103,267)	(715,243)	(347,213)

Foreign Exchange (Loss) Gain		(26,711)	40,723	13,238
Coin Development Fee Income		-	-	119,600
Gain on Discontinuance of Trading Platform		7,158	-	-
Gain on Settlement of Debts		-	-	41,406

NET LOSS FOR THE YEAR		(1,122,820)	(674,520)	(172,969)

Other Comprehensive Income		-	-	-

NET COMPREHENSIVE LOSS FOR THE YEAR		(1,122,820)	(674,520)	(172,969)

Basic and Diluted Loss per Share		(0.01)	(0.01)	(0.01)

Weighted Average Number of Shares Outstanding		94,081,822	45,281,568	13,620,813

The accompanying notes are an integral part of these consolidated financial statements.

DIGATRADE FINANCIAL CORP.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018, 2017, and 2016
(Expressed in Canadian Dollars)

	Note	2018	2017	2016
		$	$	$
CASH PROVIDED BY (USED FOR):

OPERATING ACTIVITIES

Net Loss for the Year		(1,122,820)	(674,520)	(172,969)

Non-Cash Items
Depreciation		-	-	432
Expenses Paid by An Arm’s Length Party		-	-	8,569
Shares Issued for Services		7,373	21,896	15,000
Gain on Discontinuance of Trading Platform		(7,158)	-	-
Promissory Note Issued for Consulting		64,820	-	-
Original Issue Discounts on Promissory Notes		36,653	-	-
Unrealized Foreign Exchange (Gain) Loss		58,346	(40,723)	(15,873)
Fees and Interest on Convertible Promissory Notes		186,128	-	-
Amortization of Prepaid Expenses		16,369	-	10,029
Gain on Settlement of Debts		-	-	(41,406)

		(760,289)	(693,347)	(196,218)

Change in Non-Cash Working Capital Accounts	12	104,828	(258,322)	(75,969)

		(655,461)	(951,669)	(272,187)

FINANCING ACTIVITIES

Shares Subscriptions Received		-	-	334,975
Shares Returned to Treasury		-	-	(5,374)
Net Proceeds on Issuance of Promissory Notes		686,590	1,462,122	57,098
Promissory Notes Repaid		(31,762)	(130,498)	-

		654,828	1,331,624	386,699

(DECREASE)INCREASE IN CASH		(633)	379,955	114,512

Cash (Bank Indebtedness), Beginning of the Year		494,443	114,488	(24)

CASH, END OF THE YEAR		493,810	494,443	114,488

Supplemental Cash Flow Information (Note 12)

The accompanying notes are an integral part of these consolidated financial statements.

DIGATRADE FINANCIAL CORP.
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(Expressed in Canadian Dollars)

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Digatrade Financial Corp. (the “Company”) is governed by the Business Corporations Act (British Columbia). The head office, principal address, and records office of the Company are located at 1500 West Georgia Street, Suite 1300, Vancouver, British Columbia, Canada, V6C 2Z6. The Company's common shares are listed on the Over-the-Counter Bulletin Board (“OTCBB”) exchange under the symbol "DIGAF".

In March 2015, the Company entered into an agreement with Mega Ideas Holdings Limited, dba ANX (“ANX”), a company incorporated and existing under the laws of Hong Kong. ANX owns a proprietary trading platform and provides operational support specializing in blockchain development services and exchange and transaction services for crypto-currencies. Effective October 17, 2018 the Company closed the online retail trading platform and shared liquidity order book with ANX International owing to low transaction volumes. The Company will continue to evaluate opportunities and continue with research and development related services in the digital-asset industry for prospective institutional customers while continuing to seek new opportunities within the blockchain and the financial technology sector unrelated to facilitating trading activities.

In February 2019, the Company entered into a Definitive Agreement with Securter Inc. (“Securter”), a private Canadian corporation that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing (Note 17(e)).

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards on the basis that the Company is a going concern and will be able to meet its obligations and continue its operations for its next fiscal year. Several conditions as set out below cast uncertainties on the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon the financial support from its creditors, shareholders, and related parties, its ability to obtain financing for its development projects, and upon the attainment of future profitable operations.

The Company has not yet achieved profitable operations and has accumulated losses of $6,298,936 since inception and working capital deficiency of $238,976 as at December 31, 2018. Accordingly, the Company will need to raise additional funds through future issuance of securities or debt financing. Although the Company has raised funds in the past, there can be no assurance the Company will be able to raise sufficient funds in the future, in which case the Company may be unable to meet its obligations as they come due in the normal course of business. It is not possible to predict whether financing efforts will be successful or if the Company will attain a profitable level of operations.

The current cash resources are not adequate to pay the Company’s accounts payable and to meet its minimum commitments at the date of these consolidated financial statements, including planned corporate and administrative expenses, and other project implementation costs, accordingly, there is significant doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying amounts and classifications of assets and liabilities should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a)
Basis of Presentation

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as available-for-sale that have been measured at fair value. Cost is the fair value of the consideration given in exchange for net assets.

b)
Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors on April 19, 2019.

c)
Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany balances and transactions are eliminated in preparing the consolidated financial statements. The following companies have been consolidated within these consolidated financial statements:

Entity	Country of Incorporation	Holding	Functional Currency

Digatrade Financial Corp.	Canada	Parent Company	Canadian Dollar
Digatrade Limited	Canada	100%	Canadian Dollar
Digatrade (UK) Limited	United Kingdom	100%	Pounds Sterling
Digatrade Limited	USA	100%	US Dollar

d)
Foreign Currency

These consolidated financial statements are presented in Canadian dollars, which is also the functional currency of the parent company. Each subsidiary determines its own functional currency (Note 2(c)) and items included in the financial statements of each subsidiary are measured using that functional currency.

i)
Transactions and Balances in Foreign Currencies

Foreign currency transactions are translated into the functional currency of the respective entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the re-measurement of monetary items at year-end exchange rates are recognized in profit or loss.

Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and are not retranslated. Non-monetary items measured at fair value are translated using the exchange rate at the date when fair value was determined.

ii)
Foreign Operations

On consolidation, the assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the reporting date and their revenues and expenses are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on the translation are recognized in other comprehensive income and accumulated in the currency translation reserve in equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in earnings and recognized as part of the gain or loss on disposal.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)
Financing and Finder’s Fees

Financing and finder’s fees relating to financial instruments with a term of one year or less are expensed in the period incurred. For financial instruments with a term of over one year, the fees are netted against the financial instruments and amortized over the term of the financial instruments.

f)
Share Capital

The Company records proceeds from share issuances, net of commissions and issuance costs.  Shares issued for other than cash consideration are valued at either: (i) the fair value of the asset acquired or the fair value of the liability extinguished at the measurement date under current market conditions, or (ii) the quoted price on the Over-the-Counter Bulletin Board in the United States based on the earliest of: the date the shares are issued, or the date the agreement to issue the shares is reached.

e)
Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares issued and outstanding during the reporting period. Diluted loss per share is the same as basic loss per share, as the issuance of shares on the exercise of stock options and share purchase warrants is anti-dilutive.

h)
Share-Based Payments

The fair value method of accounting is used for share-based payment transactions. Under this method, the cost of stock options and other share-based payments is recorded based on the estimated fair value using the Black-Scholes option-pricing model at the grant date and charged to profit over the vesting period. The amount recognized as an expense is adjusted to reflect the number of equity instruments expected to vest.

Upon the exercise of stock options and other share-based payments, consideration received on the exercise of these equity instruments is recorded as share capital and the related share-based payment reserve is transferred to share capital. The fair value of unexercised equity instruments are transferred from reserve to retained earnings upon expiry.

i)
Income Taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

i)
Current Income Tax

Current income tax assets and liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the consolidated financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

ii)
Deferred Income Tax

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

j)
Revenue Recognition

Revenue is comprised of consulting fees and digital asset advisory service fees. Consulting fee income and digital asset trading advisory services is recognized as the services are provided. As the company is pre-revenue, consulting & advisory fees earned have been accounted for as a recovery of development costs incurred.

k)
Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities classified at fair value through profit or loss) are added to, or deducted from, the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities classified at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets and financial liabilities are measured subsequently as described below. The Company does not have any derivative financial instruments.

i)
Financial Assets

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

●
Financial assets at fair value through profit or loss;

●
Loans and receivables;

●
Held-to-maturity investments; and

●
Available-for-sale financial assets.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)
Financial Instruments (Continued)

i)
Financial Assets (Continued)

The category determines subsequent measurement and whether any resulting income and expense is recognized in profit or loss or in other comprehensive income.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired. Different criteria to determine impairment are applied for each category of financial assets, which are described below.

●
Financial assets at fair value through profit or loss – Financial assets at fair value through profit or loss include financial assets that are either classified as held for trading or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments. Assets in this category are measured at fair value with gains or losses recognized in profit or loss. The Company’s cash falls into this category of financial instruments.

●
Loans and receivables – Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition, these are measured at amortized cost using the effective interest method less any provision for impairment. Discounting is omitted where the effect of discounting is immaterial. The Company’s accounts receivable falls into this category of financial instruments.

●
Held-to-maturity investments – Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity, other than loans and receivables. Investments are classified as held-to-maturity if the Company has the intention and ability to hold them until maturity. The Company currently does not hold financial assets in this category.

Held-to-maturity investments are measured subsequently at amortized cost using the effective interest method. If there is objective evidence that the investment is impaired as determined by reference to external credit ratings, then the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in profit or loss.

●
Available-for-sale financial assets – Available-for-sale financial assets are non-derivative financial assets that are either designated to this category or do not qualify for inclusion in any of the other categories of financial assets. The Company currently does not hold financial assets in this category. Available-for-sale financial assets are measured at fair value. Gains and losses are recognized in other comprehensive income and reported within the available-for-sale reserve within equity, except for impairment losses and foreign exchange differences on monetary assets, which are recognized in profit or loss. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from the equity reserve to profit or loss, and presented as a reclassification adjustment within other comprehensive income.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, then the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

In respect of available-for-sale financial assets, impairment losses previously recognized in profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognized in other comprehensive income and accumulated in the revaluation reserve.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

ii)
Financial Liabilities

For the purpose of subsequent measurement, financial liabilities are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities upon initial recognition.

●
Financial liabilities at fair value through profit or loss – Financial liabilities at fair value through profit or loss include financial liabilities that are either classified as held for trading or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. Liabilities in this category are measured at fair value with gains or losses recognized in profit or loss. The Company does not hold financial liabilities in this category.

●
Other financial liabilities – Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the effective interest rate method amortization process. The Company’s trade and other payables, liabilities to customers, and promissory notes payable fall into this category of financial instruments.

A financial liability is derecognized when it is extinguished, discharged, cancelled or expired.

NOTE 3 – SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

In the application of the Company’s accounting policies which are described in Note 2, management is required to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Deferred Tax Assets

Deferred tax assets, including those arising from unutilized tax losses, require management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

NOTE 4 – ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

A number of new accounting standards, amendments to standards, and interpretations have been issued but not yet effective as of December 31, 2018. The Company is assessing the impact of these new standards, but does not expect them to have a significant effect on the consolidated financial statements. Pronouncements that are not applicable

IFRS 16 – Leases

IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. Lessor accounting remains largely unchanged from IAS 17 "Leases", and the distinction between operating and finance leases is retained. The standard is effective for annual period beginning on or after January 1, 2019. The Company has not yet determined the impact of this standard on its consolidated financial statements.

NOTE 5 – ACCOUNTS RECEIVABLE

As at December 31, 2018 and 2017, the Company had the following amounts due from arm’s length parties:

	2018	2017
	$	$

Due from Trading Platform, ANX (Note 8)	-	297,309

NOTE 6 – PREPAID EXPENSES

As at December 31, 2018 and 2017, the Company had the following prepaid expenses:

Market Registration Fees	8,751	7,685
Legal Retainer	13,460	-
Deposit with ANX	-	70,029
Prepaid Consulting Fees	-	26,025
Prepaid Management Fees (Note 13(a)(i))	-	55,573

	22,211	159,312

NOTE 7 – TRADE AND OTHER PAYABLES

As at December 31, 2018 and 2017, the Company had the following amounts due to creditors:

Trade Payables	63,279	119,013
Accrued Liabilities	66,000	31,200

	129,279	150,213

NOTE 8 – LIABILITY TO CUSTOMERS

As at December 31, 2018, the Company had a liability to customers trading on the Company’s exchange platform in the amount of $Nil (2017 - $297,309). Effective October 17, 2018, all customer fiat and cryptocurrency assets were withdrawn from the platform.

NOTE 9 – CONVERTIBLE PROMISSORY NOTES

$

Balance, December 31, 2016	395,373

Issuances (Net of Transaction Costs)	1,391,759
Repayments	(130,498)
Conversions (Principal)	(102,128)
Interest Accrual	27,989

Balance, December 31, 2017	1,582,495

Issuances (Net of Transaction Costs)	795,046
Repayments	(31,762)
Conversions (Principal)	(1,707,293)
Interest Accrual	10,365

Balance, December 31, 2018	648,851

a)
During 2017, the Company issued convertible promissory notes in the amount of $304,239 (US$220,000). The notes are non-interest bearing, unsecured, and mature on December 31, 2021. The notes may be converted into common shares of the Company in whole or in part at the option of the holder upon terms to be determined by the Company either 10 days prior to repayment of the note or the maturity date, whichever shall occur first. The notes become immediately payable should the Company complete financing in excess of US$5,000,000 prior to the maturity date, and bear interest at 3% per annum compounded annually should the Company default on the note.

During 2018, all of these promissory notes, totalling US$220,000, were converted into 2,500,000 common shares of the Company.

b)
During 2017, the Company issued convertible promissory notes in the amount of $1,053,647 (US$860,500). The notes are unsecured, bear interest at between 10% and 12% per annum from the date of issuance, and mature between 6 months and one year after the date of issuance. Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

During 2018, all these promissory notes, totaling US$860,500, were converted into 124,111,859 common shares of the Company.

NOTE 9 – CONVERTIBLE PROMISSORY NOTES (Continued)

c)
During 2017, the Company entered into a consulting agreement with an unrelated party for the provision of advertising services. In consideration for the services the Company issued a convertible promissory note in the amount of $37,692 (US$30,000). The convertible promissory note is unsecured, bears interest at 3% per annum, and matured on January 10, 2018.

During 2018, this promissory note in the amount of US$30,000 was converted into 355,450 common shares of the Company.

d)
During 2018, the Company issued convertible promissory notes totaling $730,226 (US$564,000). The notes are unsecured, bear interest at between 10% and 12% per annum from the date of issuance and mature between six months and one year after the date of issuance. Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

During 2018, promissory notes totaling US$247,600 were converted into 49,183,445 common shares of the Company.

e)
On June 1, 2018, the Company issued a convertible promissory note in the amount of $64,820 (US$50,000) pursuant to a consulting contact. The note is unsecured and matured on December 2, 2018. As of December 31, 2018, the Company repaid $31,761 (US$24,500) of this note. The remaining balance (US$25,500) was repaid subsequent to year-end. (Note 17(b))

f)
During 2018, the Company converted convertible promissory notes totaling $1,707,293 (US$1,358,100), and interest expense and finders fees owed, into 176,150,754 common shares of the Company.

NOTE 10 – SHARE CAPITAL

a)
Authorized Capital

Unlimited number of common shares, participating, voting (voting right of 1 vote per share), with no par value.

100,000 Class “B” common shares, non-participating, voting (voting right of 1,000 votes per share), with no par value.

b)
Issued and Outstanding Common Shares

i)
On July 15, 2016, the Company entered into a debt settlement agreement with a company controlled by a Director and Officer of the Company to settle outstanding accounts payable of $25,000. The Company agreed to issue 25,000,000 shares with a fair value equal to the value of the underlying debt settled

On August 15, 2016, the Company entered into an assignment of creditors and settlement of debt agreement with certain arm’s length parties. The Company settled certain promissory notes totalling $118,204 (US$91,475) by the issuance of 8,000,000 shares with a fair value equal to the value of the underlying debt settled (Note 9(b)).

On December 20, 2016, the Company entered into an assignment of creditors and settlement of debt agreement with certain arm’s length parties. The Company settled promissory notes totalling $175,185 (including US$65,550) by the issuance of 8,000,000 shares with a fair value of $133,779. A gain of $41,406 on the settlement of debts was recognized.

ii)
On December 12, 2016, the Company completed a private placement of 500,000 shares at US$0.50 per share, raising gross proceeds of $308,977 (US$250,000). The shares were not issued by December 31, 2016 and on September 20, 2017, the Company re-priced the subscription share price to US$0.10 per share and issued 2,500,000 common shares to the subscribers.

NOTE 10 – SHARE CAPITAL (Continued)

b)
Issued and Outstanding Common Shares (Continued)

iii)
On June 12, 2017, the Company settled convertible promissory notes totalling $32,700 by the issuance of 2,000,000 common shares with a fair value equal to the value of the underlying debt settled.

On September 21, 2017, the Company settled a convertible promissory note owed to a company controlled by a former Officer and Director of the Company in the amount of $61,694 (US$50,000) by the issuance of 1,000,000 common shares with a fair value equal to the value of the underlying debt settled.

iv).
On October 10, 2018, the Company passed a resolution authorizing the creation of a new 100,000 Class “B” common shares with the following characteristics: non-participating, no par value, and with the voting right of 1,000 votes per share.

On the same day, the Company issued 100,000 Class “B” common shares at $0.001 per share for total proceeds of $100 to a shareholder who is also a Director and Officer of the Company.

NOTE 10 – SHARE CAPITAL (Continued)

c)
Share-Based Payments

i.
During the year ended December 31, 2016, the Company issued 250,000 shares at a fair value of $0.06 per share to a related party for consulting services rendered. Share-based compensation of $15,000 was recorded (Note 14(b)(iii)).

ii.
During the year ended December 31, 2017, the Company entered into a consulting agreement for the provision of business strategy and compliance services. The Company issued 250,000 common shares valued at $21,896.

iii.
During the year ended December 31, 2018, the Company entered into a consulting agreement for the provision of business strategy and compliance services. The Company issued 600,000 common shares valued at $7,373.

d)
Share Purchase Warrants

The Company had no share purchase warrants outstanding for the years ended December 31, 2018, 2017, and 2016.

e)
Escrow Shares

On September 19, 2014, the Company entered into an escrow agreement with a creditor. The Company agreed to pay the creditor $2,500 upon signing of the agreement and to issue 1,500 shares to be held in escrow. The Company was obligated to pay the creditor a further $7,334 (US$6,687) forty five days after the Company’s stock becomes DWAC-eligible. On December 22, 2016, the Company paid $5,374 (US$4,000) and the creditor agreed to release these shares from escrow.

As of December 31, 2018, the 1,500 shares were held in trust by the corporate lawyer and have not been returned to the Company’s Treasury.

NOTE 11 – COMMITMENTS

a)
Crypto Currency Deposit and Exchange Services

On March 31, 2015, the Company entered into an agreement with Mega Idea Holdings Limited, dba ANX (“ANX”), to provide Crypto-currency deposit and exchange services. Pursuant to the terms of the agreement, the Company is required to pay monthly maintenance fees of US$10,000 for maintenance and support of the exchange platform. The agreement with ANX is for a term of three years.

On April 7, 2017 (the “effective date”), the Company entered into a revised agreement with ANX. Pursuant to the terms of the revised agreement, the Company was required to pay monthly maintenance fees of US$1,500 for the first six months commencing the first month after the effective date, and US$5,000 thereafter. The revised agreement with ANX was for a term of two years.

On October 15, 2018, the Company and ANX agreed to terminate the Crypto Currency Deposit and Exchange Services Agreement. The Company paid ANX $32,770 (US$25,000) in full settlement of all outstanding liabilities and realized a gain of $7,158 on the termination of the agreement

b)
Finder’s Fee Agreement

The Company has entered into various finder’s fee agreements whereby the Company is required to pay cash finder’s fee of 10% of all monies raised through certain parties. The terms of these agreements are for periods of one year.

c)
Consulting Contracts

i.
On June 1, 2018 the Company entered into a consulting agreement for the provision of strategic business advisory services for a period of one year. The Company agreed to issue a convertible promissory note in the amount of US$50,000 and pay the consultant US$10,000 per month. (Notes 9(e)).

ii.
On October 22, 2018, the Company entered into a consulting contract with a Director for the provision of strategic business advisory services for a period of four months. The Company agreed to pay the Director $2,500 per month.

NOTE 12 – SUPPLEMENTAL CASH FLOW INFORMATION

		2018	2017	2016
		$	$	$
a)	Change in Non-Cash Working Capital Accounts

	Accounts Receivable	297,309	(281,445)	35,155
	GST Recoverable	(2,128)	(6,672)	566
	Prepaid Expenses	(18,608)	(153,311)	(3,087)
	Trade and Other Payables	125,564	(103,884)	(76,175)
	Liabilities to Customers	(297,309)	286,990	(32,428)

		104,828	(258,322)	(75,969)

b)	Significant Non-Cash Financing Activities

	Shares Issued in Settlement of Debts	-	103,689	276,983
	Shares Issued for Services	7,373	21,986	15,000
	Shares Issued Conversion Convertible Promissory Notes	1,934,419	-	-
	Expenses Paid by An Arm’s Length Party	-	-	8,569

		1,941,792	125,675	300,552

c)	Other Information

	Interest Paid	186,128	16	28,974
	Income Taxes Paid	-	-	-

NOTE 13 – INCOME TAX

a)
Deferred Tax Assets and Liabilities

The Company’s unrecognized deductible temporary differences and unused tax losses for which no deferred tax asset is recognized consists of the following amounts:

	2018	2017
	$	$

Non-Capital Losses	6,168,981	5,046,141
Capital Losses	29,628	29,628
Property and Equipment	100,490	100,490

	6,299,099	5,176,259

As at December 31, 2018, the Company has non-capital losses of approximately $6,131,800 which may be applied to reduce Canadian taxable income of future years. These non-capital losses expire as follows:

$

2026	313,100
2027	515,300
2028	367,400
2029	1,157,900
2030	307,400
2031	301,400
2032 to 2038	3,206,400

6,168,900

b)
Income Tax Expense

The income tax expense of the Company is reconciled to the net loss for the year as reported in the consolidated statement of comprehensive loss as follows:

	2018	2017	2016
	$	$	$

Recovery of Income Tax Calculated at the Statutory Rate of 12% (2017 – 12.63%; 2016 – 13%)	(134,738)	(85,158)	(22,486)
Deferred Tax Assets Not Recognized	108,931	84,315	(21,519)
Expiration of Non-Capital Losses	-	-	-
Impact of Change in Substantively Enacted Tax Rates on Opening Deferred Tax Assets	25,807	843	44,005

Income Tax Expense	-	-	-

NOTE 14 – RELATED PARTIES TRANSACTIONS

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed. Details of transactions between the Company and other related parties, in addition to those transactions disclosed elsewhere in these consolidated financial statements, are described below. All related party transactions were in the ordinary course of business and were measured at their exchange amounts.

a)
Related Party Balances

i.
Promissory Notes

During the year ended December 31, 2017, the Company repaid promissory notes in the amount of $90,529, (including US$31,200) to a company controlled by a Director (also an officer) of the Company. Included in convertible promissory notes as at December 31, 2018, was $Nil (2017 – $89,364 including US$31,200) owed to this company.

During the year ended December 31, 2017, the Company settled a promissory note owed to a company controlled by a former officer of the Company in the amount $69,205 (US$50,000) by the issuance of 1,000,000 common shares. Included in convertible promissory notes as at December 31, 2018, was $Nil (2017 – $67,135 including US$50,000) owed to this company.

b)
Compensation of Key Management Personnel

i.
The Company incurred management fees for services provided by key management personnel for the years ended December 31, 2018, 2017 and 2016, as described below.

	2018	2017	2016
	$	$	$

Management Fees	241,950	105,000	60,000

ii.
During the year ended December 31, 2018, the Company incurred consulting fees for services provided by Directors of the Company in the amount of $12,900 (2017 - $11,296).

iii.
During the year ended December 31, 2016, the Company incurred consulting fees for services provided by a Director of the Company. The fees were settled by the issuance of 250,000 post-consolidation shares at $0.06 per share (Note 10(c)(ii)) and a cash payment of $6,699 (US$5,000).

NOTE 15 – FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 2(k). The Company’s risk management is coordinated in close co-operation with the board of directors and focuses on actively securing the Company’s short to medium-term cash flows and raising finances for the Company’s capital expenditure program. The Company does not actively engage in the trading of financial assets for speculative purposes.

The most significant financial risks to which the Company is exposed are as follows:

a)
Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is dependent upon the availability of credit from its suppliers and its ability to generate sufficient funds from equity and debt financing to meet current and future obligations. The Company has a working capital deficiency of $238,976 as at December 31, 2018. There can be no assurance that such debt or equity financing will be available to the Company.

b)
Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to significant interest rate risk as the interest rates associated with the convertible promissory notes are fixed.

c)
Credit Risk

Credit risk is the risk of loss associated with a counter party’s inability to fulfill its payment obligations. As the Company is in the development stage and has not yet commenced commercial production or sales, it is not exposed to significant credit risk.

d)
Foreign Exchange Risk

Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign exchange risk to the extent it incurs currency exchange platform service and development expenditures and operating costs in foreign currencies including the U.S. Dollar. The Company does not hedge its exposure to fluctuations in the related foreign exchange rates.

NOTE 15 – FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

e)
Fair Values

The Company uses the following hierarchy for determining fair value measurements:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The level within which the financial asset or liability is classified is determined based on the lowest level of significant input to the fair value measurement. The Company’s financial instruments were measured at fair value use Level 1 valuation technique during the years ended December 31, 2018 and 2017. The carrying values of the Company’s financial assets and liabilities approximate their fair values.

NOTE 16 – CAPITAL MANAGEMENT

The Company’s objective for managing its capital structure is to safeguard the Company’s ability to continue as a going concern and to ensure it has the financial capacity, liquidity and flexibility to fund its ongoing operations and capital expenditures.

The Company manages its share capital as capital, which as at December 31, 2018, amounted to $6,047,999. At this time, the Company’s access to the debt market is limited and it relies on equity issuances and the support of shareholders to fund the development of its trading platform. The Company monitors capital to maintain a sufficient working capital position to fund annualized administrative expenses and capital investments.

As at December 31, 2018, the Company had working capital deficiency of $238,976. The Company will issue shares and may from time to time adjust its capital spending to maintain or adjust the capital structure. There can be no assurance that the Company will be able to obtain debt or equity capital in the case of operating cash deficits.

The Company’s share capital is not subject to external restrictions. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future. There were no changes in the Company’s approach to capital management during the year ended December 31, 2018.

NOTE 17 – SUBSEQUENT EVENTS

a)
Issuance of Convertible Promissory Notes

On January 29, 2019, the Company issued a convertible promissory note in the amount of US$44,000. The note is unsecured, bears interest at 10% per annum from the date of issuance and matures on January 29, 2020.

On January 29, 2019, the Company issued a convertible promissory note in the amount of US$43,000. The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on November 15, 2019.

On March 5, 2019, the Company issued a convertible promissory note in the amount of US$53,000. The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on January 15, 2020.

On March 28, 2019, the Company issued a convertible promissory note in the amount of US$43,000. The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on January 30, 2020.

Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

b)
Repayment of Convertible Promissory Note

On January 31, 2019, the Company repaid US$25,500, being the outstanding balance of a convertible promissory note issued to a consultant during 2018. (Note 9(e))

c)
Issuance of Common Series B Shares

On January 2, 2019, the Company passed a resolution to increase the authorized number of Class “B” common shares from 100,000 to 1,100,000. On the same day, the Company issued 1,000,000 Class “B” common shares at $0.0001 per share for total proceeds of $100 to a shareholder who is also a Director and Officer of the Company.

d)
Grants of Stock Options

On February 14, 2019, the Company granted 5,750,000 stock options to directors of the Company and 4,250,000 stock options to consultants. The options have an exercise price of US$0.006 and expire on February 14, 2027.

e)
Definitive Agreement

On February 26, 2019, the Company entered into a Definitive Agreement with Securter Inc. (“Securter”), a private Canadian corporation that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing. A new Canadian corporation was incorporated (Securter Systems Inc.) which will receive, by way of legal title transfer, all assets and rights held by Securter.

The Company’s percentage of ownership will be determined by the amount of capitalization it provides to the new company. Under the terms of the agreement, the Company will fund Securter Systems Inc. up to US$3 Million in operational financing which will allow the Company to own approximately 30% of this company.

Notice of No Auditor Review of Interim Consolidated Financial Statements

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of the interim consolidated financial statements they must be accompanied by a notice indicating that the interim consolidated financial statements have not been reviewed by an auditor.

The accompanying unaudited interim consolidated financial statements of the Company for the three months ended March 31, 2019 have been prepared by, and are the responsibility of, the Company’s management.

The Company’s independent auditor has not performed a review of these interim consolidated financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim consolidated financial statements by an entity’s auditor.

“Bradley J. Moynes”
Bradley J. Moynes
President, Director & CEO

“Tyrone Docherty”
Tyrone Docherty
Director

DIGATRADE FINANCIAL CORP.
Interim Consolidated Balance Sheets
Unaudited – prepared by management
 (Expressed in Canadian Dollars)

	Note	March 31, 2019	December 31, 2018
		$	$
ASSETS
CURRENT
Cash		464,703	493,810
GST Recoverable		13,730	11,172
Prepaid Expenses	5	11,742	22,211

		490,175	527,193

LIABILITIES

CURRENT
Trade and Other Payables	6	106,761	129,279
Convertible Promissory Notes – Current Portion	7	771,086	636,890

		877,847	766,169

Convertible Promissory Notes	7	6,548	11,961

Total Liabilities		884,847	778,130

SHAREHOLDERS' DEFICIENCY

Share Capital	8	6,130,462	6,047,999
Deficit		(6,584,682)	(6,298,936)

		(394,220)	(250,937)

		490,175	527,193

Nature and Continuance of Operations (Note 1)

Approved on Behalf of the Board:

“Brad J. Moynes”	“Tyrone Docherty”
Bradley J. Moynes Chairman, President, Director and CEO	Tyrone Docherty Chairman & Director
The accompanying notes are an integral part of these interim financial statements

DIGATRADE FINANCIAL CORP.
Interim Consolidated Statement of Changes in Shareholders’ Equity
Unaudited – prepared by management
 (Expressed in Canadian Dollars)

	Note	Number of common shares	Number of Class “B” Common Shares	Share capital	Contributed Surplus	Deficit	Total Shareholders’ Deficiency
				$	$	$	$
Balance, December 31, 2017		49,661,150	100,000	4,106,207	-	(5,176,116)	(1,069,909)
Shares issued pursuant to conversion of Convertible Promissory Notes	10(b)(iii)	4,328,916	-	466,019	-	-	466,019
Shares issued pursuant to Consulting Contracts	10(c)	600,000	-	7,373	-	-	7,373
Net loss for the period		-	-	-	-	(297,323)	(297,323)
Balance, March 31, 2018		47,838,566	100,000	4,579,598	-	(5,472,718)	(893,841)

Balance, December 31, 2018	226,411,904	100,000	6,047,999	-	(6,298,936)	(250,937)
Class B Common Shares Issued	-	1,000,000	100	-	-	100
Shares issued pursuant to conversion of Convertible Promissory Notes	14,662,819	-	82,363	-	-	82,363
Stock-based Compensation	-	-	-	60,000	-	60,000
Net loss for the period	-	-	-	-	(285,746)	(285,746)
Balance, March 31, 2019	241,074,723	1,100,000	6,130,462	60,000	(6,584,682)	(394,220)

The accompanying notes are an integral part of these interim financial statements

DIGATRADE FINANCIAL CORP.
(Formerly “Bit-X Financial Corporation”)
Interim Consolidated Statements of Operations, Comprehensive Loss and Deficit
Unaudited – prepared by management
 (Expressed in Canadian Dollars)

Three Months ended	March 31,
	2019	2018
	$	$
EXPENSES
Note
Accounting, Audit and Legal	34,818	31,663
Consulting Expense	93,643	37,373
Finders Fees	20,564	48,877
Filing and Transfer Agent Fees	4,375	4,576
Management Fees	43,917	30,000
Stock-based Compensation	60,000	-
Travel and Administration Expenses	3,227	-
Marketing	15621
Bank Charges and Interest	12,990	35,388
Project Development Costs		75,453

	289,155	263,330

PROFIT (LOSS) BEFORE OTHER ITEMS	(289,155)	(263,330)

Foreign Exchange (Loss) Gain	3,409	(33,993)

NET PROFIT (LOSS) FOR THE PERIOD	(285,746)	(297,323)

Other Comprehensive Income	-	-

NET COMPREHENSIVE LOSS FOR THE PERIOD	(285,746)	(297,323)

POST-SHARE CONSOLIDATION (Note 10(b)(i))

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	227,694,370	43,492,213

BASIC AND DILUTED (LOSS) PROFIT PER SHARE	$(0.001)	$(0.01)

DIGATRADE FINANCIAL CORP.
Interim Consolidated Statements of Cash Flows
Unaudited – prepared by management
 (Expressed in Canadian Dollars)

	March 31,
	2019	2018
	$	$
CASH PROVIDED BY (USED IN):

OPERATING ACTIVITIES

Net Profit (Loss) for the Period	(285,746)	(297,323)

Non-Cash Items
Unrealized foreign exchange (gains) losses	(10,872)	41,297
Amortization of prepaid expenses	10,469	1,922
Common Stock issued for consulting services	-	7,373
Stock-based Compensation	60,000	-
Interest Accrued on Convertible Promissory Notes	12,926	27,615

Changes in Non-Cash Working Capital Accounts
Accounts Receivable	-	(28,449)
Prepaid Expenses	-	(486)
GST Payable (Recoverable)	(2,558)	(2,766)
Liabilities to Customers	-	28,449
Accounts Payable and Accrued Liabilities	(22,518)	16,899

	(238,299)	(205,469)

FINANCING ACTIVITIES

Proceeds Received on Issuance of Promissory Notes	242,688	200,135
Promissory Notes Repaid	(33,596)	-
Proceeds on issuance of Class B Common Shares	100	-

	209,192	200,135

NET (DECREASE) INCREASE IN CASH	(29,107)	(5,334)

Cash (Bank Indebtedness), Beginning of the Period	493,810	494,443

CASH, END OF THE PERIOD	464,703	489,109

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Digatrade Financial Corp. (the “Company”) is governed by the Business Corporations Act (British Columbia). The head office, principal address, and records office of the Company are located at 1500 West Georgia Street, Suite 1300, Vancouver, British Columbia, Canada, V6C 2Z6. The Company's common shares are listed on the Over-the-Counter Bulletin Board (“OTCBB”) exchange under the symbol "DIGAF".

In March 2015, the Company entered into an agreement with Mega Ideas Holdings Limited, dba ANX (“ANX”), a company incorporated and existing under the laws of Hong Kong. ANX owns a proprietary trading platform and provides operational support specializing in blockchain development services and exchange and transaction services for crypto-currencies. Effective October 17, 2018 the Company closed the online retail trading platform and shared liquidity order book with ANX International owing to low transaction volumes. The Company will continue to offer OTC trading for institutional customers and accredited traders while continuing to seek new opportunities within the blockchain and the financial technology sector.

In February 2019, the Company entered into a Definitive Agreement with Securter Inc. (“Securter”), a private Canadian corporation that is developing a proprietary, patent-pending credit card payment platform to significantly increase the security of online credit card payment processing (Note 17(e)).

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards on the basis that the Company is a going concern and will be able to meet its obligations and continue its operations for its next fiscal year. Several conditions as set out below cast uncertainties on the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon the financial support from its creditors, shareholders, and related parties, its ability to obtain financing for its development projects, and upon the attainment of future profitable operations.

The Company has not yet achieved profitable operations and has accumulated losses of $6,584,682 since inception and working capital deficiency of $387,672 as at March 31, 2019. Accordingly, the Company will need to raise additional funds through future issuance of securities or debt financing. Although the Company has raised funds in the past, there can be no assurance the Company will be able to raise sufficient funds in the future, in which case the Company may be unable to meet its obligations as they come due in the normal course of business. It is not possible to predict whether financing efforts will be successful or if the Company will attain a profitable level of operations.

The current cash resources are not adequate to pay the Company’s accounts payable and to meet its minimum commitments at the date of these consolidated financial statements, including planned corporate and administrative expenses, and other project implementation costs, accordingly, there is significant doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying amounts and classifications of assets and liabilities should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a)
Basis of Presentation

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as available-for-sale that have been measured at fair value. Cost is the fair value of the consideration given in exchange for net assets.

b)
Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors on April 27, 2018.

c)
Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany balances and transactions are eliminated in preparing the consolidated financial statements. The following companies have been consolidated within these consolidated financial statements:

Entity	Country of Incorporation	Holding	Functional Currency

Digatrade Financial Corp.	Canada	Parent Company	Canadian Dollar
Digatrade Limited	Canada	100%	Canadian Dollar
Digatrade (UK) Limited	United Kingdom	100%	Pounds Sterling
Digatrade Limited	USA	100%	US Dollar
Securter Systems Corp.	Canada	100%	Canadian Dollar

d)
Foreign Currency

These consolidated financial statements are presented in Canadian dollars, which is also the functional currency of the parent company. Each subsidiary determines its own functional currency (Note 2(c)) and items included in the financial statements of each subsidiary are measured using that functional currency.

i.
Transactions and Balances in Foreign Currencies

Foreign currency transactions are translated into the functional currency of the respective entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the re-measurement of monetary items at year-end exchange rates are recognized in profit or loss.

Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and are not retranslated. Non-monetary items measured at fair value are translated using the exchange rate at the date when fair value was determined.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

ii.
Foreign Operations

On consolidation, the assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the reporting date and their revenues and expenses are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on the translation are recognized in other comprehensive income and accumulated in the currency translation reserve in equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in earnings and recognized as part of the gain or loss on disposal.

e)
Financing and Finder’s Fees

Financing and finder’s fees relating to financial instruments with a term of one year or less are expensed in the period incurred. For financial instruments with a term of over one year, the fees are netted against the financial instruments and amortized over the term of the financial instruments.

f)
Share Capital

The Company records proceeds from share issuances, net of commissions and issuance costs.  Shares issued for other than cash consideration are valued at the quoted price on the Over-the-Counter Bulletin Board in the United States based on the earliest of: (i) the date the shares are issued, and (ii) the date the agreement to issue the shares is reached.

g)
Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares issued and outstanding during the reporting period. Diluted loss per share is the same as basic loss per share, as the issuance of shares on the exercise of stock options and share purchase warrants is anti-dilutive.

h)
Share-Based Payments

The fair value method of accounting is used for share-based payment transactions. Under this method, the cost of stock options and other share-based payments is recorded based on the estimated fair value using the Black-Scholes option-pricing model at the grant date and charged to profit over the vesting period. The amount recognized as an expense is adjusted to reflect the number of equity instruments expected to vest.

Upon the exercise of stock options and other share-based payments, consideration received on the exercise of these equity instruments is recorded as share capital and the related share-based payment reserve is transferred to share capital. The fair value of unexercised equity instruments are transferred from reserve to retained earnings upon expiry.

i)
Revenue Recognition

Revenue is comprised of consulting fees and commissions earned on trades executed on the digital currency trading platform. Consulting fee income is recognized as the consulting services are provided. Commission is considered earned when a trade is completed by the Company’s customers. As the platform is not yet fully live, commissions and consulting fees earned have been accounted for as a recovery of development costs incurred.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

j)
Income Taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

i.
Current Income Tax

Current income tax assets and liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the consolidated financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

ii.
Deferred Income Tax

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

k)
Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities classified at fair value through profit or loss) are added to, or deducted from, the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities classified at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets and financial liabilities are measured subsequently as described below. The Company does not have any derivative financial instruments.

 NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)
Financial Instruments (Continued)

i)
Financial Assets

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

●
Financial assets at fair value through profit or loss;
●
Loans and receivables;
●
Held-to-maturity investments; and
●
Available-for-sale financial assets.

The category determines subsequent measurement and whether any resulting income and expense is recognized in profit or loss or in other comprehensive income.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired. Different criteria to determine impairment are applied for each category of financial assets, which are described below.

●
Financial assets at fair value through profit or loss – Financial assets at fair value through profit or loss include financial assets that are either classified as held for trading or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments. Assets in this category are measured at fair value with gains or losses recognized in profit or loss. The Company’s cash falls into this category of financial instruments.

●
Loans and receivables – Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition, these are measured at amortized cost using the effective interest method less any provision for impairment. Discounting is omitted where the effect of discounting is immaterial. The Company’s accounts receivable falls into this category of financial instruments.

●
Held-to-maturity investments – Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity, other than loans and receivables. Investments are classified as held-to-maturity if the Company has the intention and ability to hold them until maturity. The Company currently does not hold financial assets in this category.

Held-to-maturity investments are measured subsequently at amortized cost using the effective interest method. If there is objective evidence that the investment is impaired as determined by reference to external credit ratings, then the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in profit or loss.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)
Financial Instruments (Continued)

i)
Financial Assets (Continued)

●
Available-for-sale financial assets – Available-for-sale financial assets are non-derivative financial assets that are either designated to this category or do not qualify for inclusion in any of the other categories of financial assets. The Company currently does not hold financial assets in this category. Available-for-sale financial assets are measured at fair value. Gains and losses are recognized in other comprehensive income and reported within the available-for-sale reserve within equity, except for impairment losses and foreign exchange differences on monetary assets, which are recognized in profit or loss. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from the equity reserve to profit or loss, and presented as a reclassification adjustment within other comprehensive income.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, then the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

In respect of available-for-sale financial assets, impairment losses previously recognized in profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognized in other comprehensive income and accumulated in the revaluation reserve.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred.

ii)
Financial Liabilities

For the purpose of subsequent measurement, financial liabilities are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities upon initial recognition.

●
Financial liabilities at fair value through profit or loss – Financial liabilities at fair value through profit or loss include financial liabilities that are either classified as held for trading or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. Liabilities in this category are measured at fair value with gains or losses recognized in profit or loss. The Company does not hold financial liabilities in this category.

●
Other financial liabilities – Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the effective interest rate method amortization process. The Company’s trade and other payables, liabilities to customers, and promissory notes payable fall into this category of financial instruments.

A financial liability is derecognized when it is extinguished, discharged, cancelled or expired.

NOTE 3 – SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

In the application of the Company’s accounting policies which are described in Note 2, management is required to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Deferred Tax Assets

Deferred tax assets, including those arising from unutilized tax losses, require management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

NOTE 4 – ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

A number of new accounting standards, amendments to standards, and interpretations have been issued but not yet effective as of December 31, 2018. The Company is assessing the impact of these new standards, but does not expect them to have a significant effect on the consolidated financial statements. Pronouncements that are not applicable or do not have a significant impact to the Company have been excluded herein.

IFRS 16 – Leases

IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. Lessor accounting remains largely unchanged from IAS 17 “Leases”, and the distinction between operating and finance leases is retained. The standard is effective for annual period beginning on or after January 1, 2019. The Company has not yet determined the impact of this standard on its consolidated financial statements.

NOTE 5 – PREPAID EXPENSES

As at March 31, 2018 and December 31, 2017, the Company had the following prepaid expenses:

	March 31, 2019	December 31, 2018
	$	$

Market Registration Fees	4,376	8,751
Legal Retainer	7,--366	13,460

	11,742	22,211

NOTE 6 – TRADE AND OTHER PAYABLES

As at March 31, 2019 and December 31, 2018, the Company had the following amounts due to creditors:

	March 31, 2019	December 31, 2018
	$	$

Trade Payables	38,670	63,279
Accrued Liabilities	68,901	66,000

	106,761	129,279

NOTE 7 – CONVERTIBLE PROMISSORY NOTES PAYABLE
$
Balance, December 31, 2018	648,851

Issuances	242,685
Repayments	(33,058)
Conversions to Common Shares	(79,799)
Interest Accrued	12,926
Unrealized Foreign Exchange Adjustment	(13,971)

Balance, March 31, 2019	777,634

On January 29, 2019, the Company issued a convertible promissory note in the amount of $57,798 (US$44,000). The note is unsecured, bears interest at 10% per annum from the date of issuance and matures on January 29, 2020.

On January 29, 2019, the Company issued a convertible promissory note in the amount of $56,309 (US$43,000). The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on November 15, 2019.

On March 5, 2019, the Company issued a convertible promissory note in the amount of $71,126 (US$53,000). The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on January 15, 2020.

On March 28, 2019, the Company issued a convertible promissory note in the amount of $57,461 (US$43,000). The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on January 30, 2020.

Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

On January 31, 2019, the Company repaid $33,058 (US$25,500), being the outstanding balance of a convertible promissory note issued to a consultant during 2018

During the period ended March 31, 2019 the Company converted a portion of a convertible promissory note totaling $79,799 (US$61,630) and issued 14,662,819 common shares of the Company.

NOTE 8 – SHARE CAPITAL

a)
Authorized Capital

Unlimited number of common shares, participating, voting (voting right of 1 vote per share), with no par value.

1,100,000 Class “B” common shares, non-participating, voting (voting right of 1,000 votes per share), with no par value.

b)
Issued and Outstanding Common Shares

i.
Effective June 8, 2016, the common shares of the Company were consolidated at the ratio of one new common share for every 50 old common shares. The Company issued 12,306 shares to round up fractional entitlements resulting from the consolidation. The number of common shares and basic profit or loss per share calculations disclosed in these financial statements have been adjusted to reflect the retroactive application of this share consolidation.

ii.
During the period ended March 31, 2019 the Company issued 14,662,819 common shares pursuant to the conversion of a portion of a convertible promissory note.

c)
Issuance of Common series B shares

On January 2, 2019, the Company passed a resolution to increase the authorized number of Class “B” common shares from 100,000 to 1,100,000. On the same day, the Company issued 1,000,000 Class “B” common shares at $0.0001 per share for total proceeds of $100 to a shareholder who is also a Director and Officer of the Company.

d)
Share Purchase Warrants

As at March 31, 2019 and December 31, 2018, the Company had no share purchase warrants outstanding

e)
Escrow Shares

On September 19, 2014, the Company entered into an escrow agreement with a creditor. The Company agreed to pay the creditor $2,500 upon signing of the agreement and to issue 75,000 shares (1,500 post-consolidation shares) to be held in escrow. The Company was obligated to pay the creditor a further $7,334 (US$6,687) forty five days after the Company’s stock becomes DWAC-eligible. On December 22, 2016, the Company paid $5,374 (US$4,000) and the creditor agreed to release the shares from escrow.

As of March 31, 2019, the 1,500 shares were held in trust by the corporate lawyer and have not been returned to the Company’s Treasury.

NOTE 11 – COMMITMENTS

a)
Finder’s Fee Agreement

The Company has entered into various finder’s fee agreements whereby the Company is required to pay cash finder’s fee of 10% of all monies raised through these parties. The terms of these agreements are for periods of one year.

b)
Consulting Contracts

i.
On June 1, 2018 the Company entered into a consulting agreement for the provision of strategic business advisory services for a period of one year. The Company agreed to issue a convertible promissory note in the amount of US$50,000 and pay the consultant US$10,000 per month. (Notes 9(e)).

ii.
On October 22, 2018, the Company entered into a consulting contract with a Director for the provision of strategic business advisory services for a period of four months. The Company agreed to pay the Director $2,500 per month.

NOTE 9 - STOCK-BASED COMPENSATION

On February 14, 2019, the Company granted 5,750,000 stock options to directors of the Company and 4,250,000 stock options to consultants, recording a fair value of $60,000. The options have an exercise price of US$0.006 and expire on February 14, 2027.

NOTE 10 – RELATED PARTIES TRANSACTIONS

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed. Details of transactions between the Company and other related parties, in addition to those transactions disclosed elsewhere in these consolidated financial statements, are described below. All related party transactions were in the ordinary course of business and were measured at their exchange amounts.

b)
Compensation of Key Management Personnel

The Company incurred management fees for services provided by key management personnel for the three months ended March 31, 2019 and 2018 as described below.

	March 31, 2019	March 31, 2018
	$	$

Management Fees	43,917	30,000
Stock-based Compensation	30,000	-

	73,917	30,000

NOTE 11 – SUBSEQUENT EVENTS

a)
Conversion of Convertible Promissory Note

During the April 2019 the Company converted portions of certain convertible promissory notes totaling $169,791 (US$130,774) and issued 32,539,601 common shares of the Company.

b)
Issuance of Convertible Promissory Note

On April 23, 2019, the Company issued a convertible promissory note in the amount of $84,552 (US$63,000). The note is unsecured, bears interest at 12% per annum from the date of issuance and matures on February 28, 2020.

Any amount of interest or principal that is not paid on the maturity date bears interest at 22% to 24% per annum from the maturity date to the date of payment. Any amount of principal and/or interest that is unpaid may be converted, at the option of the holder, in whole or in part into common share of the Company at a price equal to 61% of the lowest closing bid price for the Company’s stock as reported on the OTC during the fifteen trading days prior to a Notice of Conversion. The Company may prepay the principal and all accrued interest at any time between the date of issuance and the maturity date, together with a prepayment premium of between 15% and 40% of the amount prepaid, determined by reference to the date of repayment.

NOTE 12 – FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks:

a)
Fair Values

The carrying values of cash, bank indebtedness, accounts receivable, accounts payable and accrued liabilities, and amounts due to and from related parties approximate their fair value as at the balance sheet date.

b)
Liquidity Risk

Liquidity risk refers to the risk that an entity will encounter difficulty meeting obligations associated with financial liabilities. The Company is dependent upon on the availability of credit from its suppliers and its ability to generate sufficient funds from equity and debt financing to meet current and future obligations. There can be no assurance that such financing will be available on terms acceptable to the Company.

c)
Credit Risks

Credit risk is the risk of loss associated with a counter party’s inability to fulfill its payment obligations. Management considers that risks related to credit are not significant to the Company at this time.

d)
Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Management considers that risks related to interest are not significant to the Company at this time. Amounts owed from and to related parties are non-interest bearing.

e)
Foreign Exchange Risk

The Company operates in Canada and the United States and some of its material expenditures are payable in U.S. dollars. The Company is therefore subject to currency exchange risk arising from the degree of volatility of changes in exchange rates between the Canadian dollar and the U.S. dollar. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

NOTE 13 – CAPITAL MANAGEMENT

The Company’s objective for managing its capital structure is to safeguard the Company’s ability to continue as a going concern and to ensure it has the financial capacity, liquidity and flexibility to fund its on-going operations and capital expenditures including investment in resource properties it has or may acquire.

The Company manages its share capital as capital, which as at March 31, 2019 totaled $6,190,462 (December 31, 2018 - $6,047,999). At this time the Company’s access to the debt market is limited and it relies on equity issuances and the support of shareholders to fund its investments in capital assets and resource properties. The Company monitors capital to maintain a sufficient working capital position to fund annualized administrative expenses and capital investments.

The Company’s share capital is not subject to external restrictions. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future. There were no changes in the Company’s approach to capital management during three months ended March 31, 2019.

As at March 31, 2019 the Company had a working capital deficiency of 387,672. The Company will issue shares and may from time to time adjust its capital spending to maintain or adjust the capital structure. There can be no assurance that the Company will be able to obtain debt or equity capital in the case of operating cash deficits.

The Company’s share capital is not subject to external restrictions. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future. There were no changes in the Company’s approach to capital management during the period ended March 31, 2019.

EXHIBITS

The following exhibits are filed with this offering circular:

Exhibit No.	Description of Exhibit
2.1(1)	Articles of Incorporation (Notice of Articles and Transition Application)
2.2(1)	By-laws (Schedule “A”)
6.1(2)	Management Agreement of January 1, 2008 (Bradley James Moynes)
6.3(3)	Agreement with Pikeminnow Funding LLC dated February 14, 2019
6.4(3)	Agreement with Securter, Inc. dated February 26, 2019
6.5(3)	Item 6 Unregistered Securities Issued or Sold Within One Year
6.6*	Rescission Letter by and among Carden Capital LLC, Pikeminnow Funding LLC and the Company, dated as of May 10, 2019
6.7*	Agreement with Mega Ideas Holding Limited dated as of March 31, 2015
11.1*	Consent of Independent Auditors
12.1**	Opinion of Procopio, Cory, Hargreaves & Savitch LLP
14.1**	Per Form 1-A, a Canadian issuer must file a Form F-X.

* Filed herewith
** To be filed by amendment
(1) Incorporated by reference to the Company’s Registration Statement on Form 20-F filed with the Commission on July 21, 2006.
(2) Incorporated by reference to the Company’s Annual Report on Form 20-F filed with the Commission on August 13, 2008.
(3) Incorporated by reference to the Company’s Offering Statement on Form 1-A filed with the Commission on April 2, 2019

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on May 30, 2019.

DIGATRADE FINANCIAL CORP.

By: /s/ Brad J. Moynes
Brad J. Moynes
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brad J. Moynes	Chairman, President, Chief Executive Officer,	June 28, 2019
Brad J. Moynes	Principal Executive, Financial and Accounting Officer

/s/ Tyrone Docherty	Director	June 28, 2019
Tyrone Docherty

/s/ Timothy Delaney	Director	June 28, 2019
Timothy Delaney